UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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LoJack Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LOJACK CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 20, 2011

You are hereby notified that the annual meeting of shareholders of LoJack Corporation, or the Company, will be held on the 20th day of May 2011 at 10:00 a.m., Eastern Daylight Savings Time, at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, Massachusetts 02109, for the following purposes:

1. To consider and act upon a proposal to elect eight directors for the ensuing year.

2. To consider and act upon a proposal to ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for 2011.

3. To consider an advisory vote on the compensation of our Named Executive Officers as described in the accompanying proxy statement.

4. To consider an advisory vote on the frequency (every one, two or three years) of future advisory votes on the compensation of our Named Executive Officers.

5. To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR items 1, 2 and 3 and a vote of “EVERY THREE YEARS” on item 4. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the annual meeting. Attached to this notice is a Proxy Statement relating to the proposals to be considered at the annual meeting. The Board of Directors has fixed the close of business on March 17, 2011 as the record date for the meeting. Only shareholders on the record date are entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

Securities and Exchange Commission rules allow us to furnish proxy materials to our shareholders on the Internet. Accordingly, you can access proxy materials and vote at www.lojack.com/proxy. You may also vote via the Internet or telephone by following the instructions on that website. In order to vote on the Internet or by telephone you must have a shareholder identification number, which is being mailed to you on a Notice Regarding the Availability of Proxy Materials.

If you plan to attend the meeting in person, you may pre-register by following the instructions provided on the website indicated in the Notice Regarding the Availability of Proxy Materials or by contacting the Company’s Investor Relations Department at (781) 251-4700.

Please note that security requirements at the location where the meeting will be held require identification to enter the building. Thus, for your convenience, please bring the shareholder identification number, which is being mailed on the Notice Regarding the Availability of Proxy Materials, or other evidence of stock ownership with you to the meeting. Only shareholders or those individuals who are guests of the Company may attend and be admitted to the meeting. Photo identification is also required (a valid driver’s license or passport is preferred) to enter the building.

If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement that confirms that you are the beneficial owner of those shares. If you do not have either a shareholder identification number or proof that you own shares of the Company, you will not be admitted to the meeting.

By order of the Board of Directors,

KATHLEEN P. LUNDY, Secretary

April 8, 2011

IMPORTANT:

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOU MAY VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE WEBSITE INDICATED IN THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS THAT YOU RECEIVED IN THE MAIL. YOU MAY ALSO REQUEST A PAPER PROXY CARD AT ANY TIME PRIOR TO MAY 6, 2011 TO SUBMIT YOUR VOTE BY MAIL. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THAT VOTE WILL REVOKE ANY PROXY YOU PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU MUST PROVIDE A LEGAL PROXY FROM THAT INSTITUTION IN ORDER TO VOTE YOUR SHARES AT THE MEETING EXCEPT AS OTHERWISE DISCUSSED IN THE PROXY STATEMENT. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

LOJACK CORPORATION
Executive Offices
200 Lowder Brook Drive, Suite 1000
Westwood, Massachusetts 02090

PROXY STATEMENT

INTRODUCTION

This proxy statement and the accompanying proxy are first being made available, and a Notice Regarding the Availability of Proxy Materials, or the Notice of Internet Availability, is first being mailed by LoJack Corporation, or the Company, to the holders of record of the Company’s outstanding shares of common stock, $.01 par value, or Common Stock, commencing on or about April 8, 2011. The accompanying proxy is being solicited by the Board of Directors of the Company, or the Board, for use at the annual meeting of shareholders of the Company, or the Meeting, to be held on the 20th day of May 2011 at 10:00 a.m., Eastern Daylight Savings Time, at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, Massachusetts 02109, and at any adjournment or postponement thereof. The cost of solicitation of proxies will be borne by the Company. Directors, officers and employees of the Company may assist in the solicitation of proxies by mail, telephone, telefax, in person or otherwise, without additional compensation. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names.

Only shareholders of record on the record date are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. The Board has fixed March 17, 2011 as the record date for the Meeting. On March 17, 2011, there were issued and outstanding 18,412,034 shares of Common Stock. Each share of Common Stock is entitled to one vote per share. The Company’s Bylaws provide that a quorum shall consist of the representation at the Meeting, in person or by proxy, of shareholders entitled to vote 51% in interest of the votes that are entitled to be cast at the Meeting. The affirmative vote of a majority of the votes properly cast at the Meeting, either in person or by proxy, is required for the election of directors in an uncontested election such as this. This means a nominee will be elected to the Board only if the votes cast FOR the nominee’s election exceed the votes cast AGAINST the nominee’s election, with abstentions and “broker non-votes” not counting as votes FOR or AGAINST. The affirmative vote of a majority of the votes properly cast at the Meeting, either in person or by proxy, is required for the approval of any other business which may properly be brought before the Meeting. A majority means that such actions require more than 50% of the votes cast to be approved.

All shares of Common Stock represented in person or by valid proxies received by the Company prior to the date of, or at, the Meeting will be counted for purposes of determining the presence of a quorum for taking action on the proposals set forth below and will be voted as specified in the proxies.

With regard to the election of directors, votes may be cast FOR, AGAINST or as an Abstention on a director by director basis. Where a choice is not specified in a proxy, other than with respect to broker non-votes, the shares represented by the proxy will be voted FOR the election of the directors named on the proxy; votes that are withheld are not considered “votes cast” and thus have no effect on the election of directors.

With regard to ratification of the appointment of KPMG LLP as our independent registered public accounting firm, votes may be cast in favor or cast against, indicated as an abstention or left blank. Abstentions will not be included among the shares that are considered to be present and voting on the ratification and, therefore, they will have no effect on the voting for this proposal. Because the item is considered a “routine” matter, brokers can vote in their discretion in the absence of instructions and there will therefore be no broker non-votes. Votes that are left blank will be voted FOR the ratification of KPMG LLP as our independent registered public accounting firm.

With regard to the advisory vote on executive compensation, votes may be cast in favor or cast against, indicated as an abstention or left blank. Neither abstentions nor broker non-votes will be included among the shares that are considered to be present and voting, therefore, they will have no effect on the voting for this proposal. Where a choice is not specified in a proxy, other than with respect to broker non-votes, the shares represented by the proxy will be voted FOR the proposal.

With regard to the frequency of the advisory vote on compensation of our executive officers, votes may be cast to advise the Company to hold an advisory vote on executive officer compensation every three years, every two years, every one year, cast as an abstention or left blank. Neither abstentions nor broker non-votes will be included among the shares that are considered to be present and voting, therefore, they will have no effect on the voting for this proposal. Where a choice is not specified in a proxy, other than with respect to broker non-votes, the shares represented by the proxy will be voted in favor of the proposal to hold the advisory vote on the compensation of our Named Executive Officers (as defined below) every THREE YEARS.

With regard to other matters that may properly come before the Meeting, votes will be cast at the discretion of the proxies.

Abstentions may be specified on all proposals and will be counted as present for purposes of determining a quorum. Submitted proxies which are left blank and broker non-votes will also be counted as present for purposes of determining a quorum. Broker non-votes are shares held by a broker or nominee which are represented at the Meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal. Proposals 1, 3 and 4 described below are subject to broker non-votes.

When a properly signed proxy is returned, prior to the date of, or at, the Meeting, the shares represented thereby will be voted by the proxies named in accordance with the shareholder’s instructions indicated on the proxy. Each shareholder is urged to specify the shareholder’s choices on the enclosed proxy. Sending in a proxy will not affect a shareholder’s right to attend the Meeting and vote in person. Votes provided over the Internet or by telephone must be received by 11:59 pm Eastern Daylight Savings Time on May 19, 2011.

A proxy may be revoked by notice in writing delivered to the Secretary of the Company at any time prior to its use, by a written revocation or by voting over the Internet or by telephone at a later time, each in the manner provided on the website indicated in the Notice of Internet Availability. You may also revoke your proxy by attending the Meeting and voting in person. A shareholder’s attendance at the Meeting will not by itself revoke a proxy. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, and you have instructed your brokerage firm, bank, nominee or other institution to vote your shares, you must follow the instructions received from your brokerage firm, bank, nominee or other institution to change those instructions.

Our website address is included several times in this proxy statement as a textual reference only and the information in our website is not incorporated by reference into this proxy statement.

Notice Regarding the Availability of Proxy Materials

In accordance with rules and regulations of the Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we may now furnish proxy materials via the Internet. Accordingly, selected shareholders, including beneficial owners, will receive a Notice of Internet Availability which will be mailed on or about April 8, 2011.

On the date of mailing of the Notice of Internet Availability, such shareholders will be able to access all of the proxy materials on the Internet at www.lojack.com/proxy. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our Annual Report on Form 10-K) over the Internet or through other methods specified at the website designated in the Notice of Internet Availability. The website contains instructions as to how to vote by Internet or over the telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board has fixed the number of directors at eight and has proposed eight directors to be elected to serve until the next annual meeting of shareholders or until their successors shall have been duly elected and qualified. It is intended that the proxies solicited by the Board will be voted in favor of the eight nominees named below, unless otherwise specified on the proxy. All of the nominees are current members of the Board. In February 2011, the Nominating/Corporate Governance Committee recommended to the full Board that Ms. Marcia J. Hooper and Mr. Gary E. Dilts be appointed to the Board. The Board unanimously agreed with such recommendation and elected Ms. Hooper and Mr. Dilts to the Board, effective February 22, 2011.

There are no family relationships between any nominees, directors or executive officers of the Company.

A description of the specific experience, qualifications, attributes and skills that led our board of directors to conclude that each of the nominees should serve as a director follows the biographical information of each director below.

Principal Employment and Experience of Director Nominees

The following information is furnished with respect to the persons nominated for election as directors:

Name	Age	Present Principal Employer and Prior Business Experience

Robert J. Murray	69	Mr. Murray has served as a director of the Company since 1992 and as Lead Director since May 2003. He was Chairman of the Board of New England Business Service, Inc., or NEBS, from December 1995 until June 2004. Mr. Murray also served as Chief Executive Officer of NEBS from December 1995 to December 2003. From January 1991 to December 1995, Mr. Murray was Executive Vice President, North Atlantic Group, of The Gillette Company. Prior to January 1991, Mr. Murray served as Chairman of the Board of Management of Braun AG, a subsidiary of The Gillette Company headquartered in Germany. He held a variety of other management positions at The Gillette Company since 1961. Mr. Murray also serves on the Board of Directors of The Hanover Insurance Group (formerly Allmerica Financial Corporation), Tupperware Brands, Inc., IDEXX Laboratories, Inc. and Delhaize Group, an international Belgian food retailer, each of which is a publicly held company.

		Mr. Murray’s extensive experience on public company boards, together with his more than 40 years of combined service as an executive of The Gillette Company and NEBS, enables him to provide the Board with strong leadership and a global perspective as our Lead Director.
Harvey Rosenthal	68	Mr. Rosenthal has served as a director of the Company since 1997 and as Chairperson of the Compensation Committee since 2002. Mr. Rosenthal held the offices of President and Chief Operating Officer and was a member of the Board of Directors of Melville Corporation (now known as CVS Corporation) from 1994 to 1996. From 1984 to 1994, Mr. Rosenthal was the President and Chief Executive Officer of the CVS Division of Melville Corporation. Mr. Rosenthal also serves on the Board of Trustees of EQ Advisors Trust, an investment company registered under the Investment Company Act of 1940, and the Dana-Farber Cancer Institute.

		Mr. Rosenthal’s prior experience as a Chief Executive Officer enables him to bring significant experience to the Board relating to marketing, mergers and acquisitions and growth management.

Name	Age	Present Principal Employer and Prior Business Experience

John H. MacKinnon	70	Mr. MacKinnon has served as a director of the Company since 2000 and as Chairperson of the Audit Committee, since 2000. Mr. MacKinnon joined PricewaterhouseCoopers LLP in 1968 and was a partner from 1978 until his retirement in 1999. Mr. MacKinnon is a Certified Public Accountant and is active in community affairs, including serving on the Boards of Trustees of Emmanuel College, Blessed John XXIII National Seminary and Laboure College.

		Mr. MacKinnon’s extensive experience as a partner with PricewaterhouseCoopers LLP is invaluable in his role as Chairman of the Audit Committee and to our Board’s discussions of the Company’s financial and accounting matters.
Robert L. Rewey	72	Mr. Rewey has served as a director of the Company since 2002 and as Chairperson of the Nominating/Corporate Governance Committee since 2002. Prior to joining the Board, Mr. Rewey spent 38 years with Ford Motor Company, serving as Group Vice President of North American Operations & Global Consumer Services from 2000 to 2001 and of Global Sales, Marketing & Service from 1998 to 2000, Vice President of Sales, Marketing & Customer Service for North America from 1988 to 1998, President of Ford Division and Vice President of Ford Motor Company from 1985 to 1988, President of Lincoln-Mercury and Vice President of Ford Motor Company from 1984 to 1985, National Sales & Marketing Manager of Lincoln-Mercury from 1977 to 1984 and in other sales and service capacities from 1963 to 1977. Mr. Rewey serves on the Board of Directors of Sonic Automotive, Inc. and Speedway Motors, Inc., each of which is a public company. He also serves on the Board of Directors of Dealer Tire, LLC and Reading Truck Group, LLC, each of which is a privately held company. He is active in business and community affairs.

		Mr. Rewey’s 38 years of experience with Ford Motor Company enables him to provide the Board with valuable unique insights and perspective into the automobile industry.
Richard T. Riley	55	Mr. Riley has served as the Company’s Chairman, President and Chief Executive Officer since May 2010. He served as our Executive Chairman from January 2009 to May 2010. Prior to that, he served as our Chairman and Chief Executive Officer from November 2006 to December 2008 and as our President and Chief Operating Officer from February 2005 to November 2006. Mr. Riley has served as a director of the Company since February 2005. Prior to joining the Company, Mr. Riley served as an officer and director of New England Business Service, Inc., or NEBS, then a public company listed on the New York Stock Exchange. He served as President, Chief Executive Officer and Chief Operating Officer of NEBS from 2003 to 2004 and President and Chief Operating Officer from 2002 to 2003. Prior to that, Mr. Riley served as a Senior Vice President of NEBS from 1998 to 2002, as President, NEBS Direct Marketing from 2001 to 2002, as President, Integrated Marketing Services from 2000 to 2001 and as President of Rapidforms (acquired by NEBS in 1997) from 1992 to 2000. Mr. Riley served as a director of NEBS from 2002 to 2004. He serves as the Chairman of the Supervisory Board of VistaPrint, N.V. a publicly held printing and graphic arts business, and Micro-Coax, Inc., a privately held manufacturer of microwave and cable products. Mr. Riley also serves on the Board of Directors of

Name	Age	Present Principal Employer and Prior Business Experience

		Dorman Products, Inc., a publicly held supplier of automotive replacement parts and service line products.
		Mr. Riley’s experience as our Chairman and Chief Executive Officer provides him with intimate knowledge of our technology, operations, challenges and opportunities.
Rory J. Cowan	58	Mr. Cowan has served as a director of the Company since February 2007. He is Chief Executive Officer and Chairman of the Board of Lionbridge Technologies, Inc., a publicly held company which he founded in 1996. Prior to founding Lionbridge, Mr. Cowan was Executive Vice President and member of the Management Committee for R.R. Donnelly & Sons. He was also Chief Executive Officer of Stream International, Inc., a division of R.R. Donnelley & Sons. Mr. Cowan also serves on the Board of Directors of Sielox, Inc., a publicly held company that markets video and imaging products to the security market.

		Mr. Cowan’s current experience as Chief Executive Officer of a public technology company with a significant international presence enables him to contribute insight into our domestic and international markets, and in particular on matters relating to our capital and liquidity.

Marcia J. Hooper	55	Ms. Hooper has served as a director of the Company since February 2011. She is President of HooperLewis, LLC, a venture capital services and investment firm which she founded in 2007. Prior to founding HooperLewis, Ms. Hooper was a partner at Castile Ventures, a U.S. based venture capital firm, from 2002 to 2007. She was a partner at Advent International Corporation, a worldwide private equity firm, from 1996 to 2002. Prior to joining Advent International, she served as a partner of Viking Capital and Ampersand Ventures/PaineWebber Ventures, each a venture capital firm. Ms. Hooper began her career at IBM Corporation.

		Ms. Hooper’s vast experience with technology development firms focused on software and services expands the breadth of technology experience on the Board.
Gary E. Dilts	62	Mr. Dilts has served as a director of the Company since February 2011. He is a Principal of Automotive Command LLC and is the Managing Partner of Veritas Automotive and Machinery. Previously, he served as Senior Vice President — Global Automotive at J.D. Power and Associates, or J.D. Power from 2007 to 2010. Before joining J.D. Power, Mr. Dilts spent 29 years at DaimlerChrysler, most recently serving as its Senior Vice President U.S. Sales from 2001 to 2006.

		Mr. Dilts’ more than 30 years of experience in the automotive industry enables him to provide a great deal of insight and experience, particularly as to original equipment manufacturers and automotive dealers.

The Board knows of no reason why any of the nominees will be unavailable or unable to serve as a director, but in such event, proxies solicited hereby will be voted for the election of another person or persons to be designated by the Board.

Required Vote

The nominees for director in non-contested elections, such as the election at the Meeting, must receive a majority of the votes cast at the Meeting, in person or by proxy, to be elected. This means a nominee will be elected to the Board only if the votes cast FOR the nominee’s election exceed the votes cast AGAINST the nominee’s election, with abstentions and broker non-votes not counting as votes FOR or AGAINST. Under the Company’s Corporate Governance Guidelines, if the number of votes cast FOR a director nominee does not exceed the number of votes cast AGAINST the director nominee, then the director must tender his or her resignation from the Board. The Board will decide within 90 days of the certification of the stockholder vote, through a process managed by the Nominating / Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation. The Board’s explanation of its decision will be promptly disclosed in a filing with the SEC.

The Board recommends a vote FOR the election of each of the director nominees named above.

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. KPMG LLP has served as the Company’s independent registered public accounting firm since March 30, 2010.

Although shareholder approval is not legally required, the Audit Committee has voted to recommend that the shareholders ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011. In the event the shareholders do not ratify the appointment, the Audit Committee will consider other accounting firms but we anticipate that no change in our independent registered public accounting firm would be made for 2011 due to the difficulty of making any change so long after the beginning of the current year. However, any such vote would be considered in connection with the appointment of our independent registered public accounting firm for 2012. A representative of KPMG LLP plans to be present at the Meeting, will have the opportunity to make a statement and is expected to be available to respond to questions.

Required Vote

The approval of a majority of the votes properly cast is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

The Board recommends a vote FOR the proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2011.

CORPORATE GOVERNANCE

Board Leadership Structure

The Company entrusts the roles of Chairman and Chief Executive Officer to one individual. The Company believes this structure is appropriate for a Company of our size and complexity because the Chairman and Chief Executive Officer (a) is most familiar with the Company’s business and industry, (b) possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company, and is thus best positioned to develop agendas that ensure the Board’s time and attention are focused on matters which are critical to the Company, and (c) conveys a clear, cohesive message to our shareholders, employees and industry partners. The Board believes that this structure provides an efficient and effective leadership model for the Company. The Chairman and Chief Executive Officer is the individual selected by the Board to manage the Company’s day-to-day operations, and his direct involvement in the business makes him best positioned to lead productive Board sessions. We believe that the structure of our Board facilitates efficient communication between our directors and management team who frequently and directly work together and share information and ideas. The Compensation, Organization and Succession Committee of the Board of Directors, or the Compensation Committee, believes that actively engaging in the succession planning process is a critical part of the Company’s long-term management continuity preparedness. Succession planning is an ongoing process with respect to management positions across the Company, and is an integral part of the Company’s normal personnel planning activities. In May of each year, the entire Board participates in a full review of the succession plan for senior management positions and reviews the Company’s leadership development program. In addition, on a regular basis, the entire Board is updated on this process during the executive session of Board meetings.

Lead Director

The Company believes that independent Board leadership is important and since one individual has historically served as Chairman and Chief Executive Officer, the Board has a long-established role of Lead Director. The Lead Director is an independent director who serves as the principal liaison between the Chairman and the other independent directors and leads the executive sessions of our independent directors. Mr. Murray has been designated as the Lead Director to chair and lead meetings of the independent directors. Mr. Murray has formally served in such capacity since May 2003.

Role of Board of Directors in Risk Oversight

One of the responsibilities of our Board is to review and evaluate the process used to assess major risks facing the Company and to periodically review assessments prepared by our senior management of such risks, as well as options for their mitigation. Our Board leadership structure, together with the frequent interaction between our directors and members of senior management, assists in this effort. Communications between our Board and senior management regarding long-term strategic planning and short-term operational practices include matters of material risk inherent in our business.

The Board also plays an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The entire Board is formally apprised at least annually of the Company’s enterprise risk management efforts. The Board reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Audit Committee is responsible for overseeing the management of financial and accounting risks. The Compensation Committee is responsible for overseeing the management of risks relating to executive compensation plans and arrangements. The Nominating/Corporate Governance Committee is responsible for overseeing the management of risks associated with director independence and conflicts of interest. While each committee is responsible for the evaluation and management of such risks, the entire Board is regularly informed through committee reports.

Meetings of the Board and Committees

The Board met ten times and acted three times by written consent during the fiscal year ended December 31, 2010. The Board has a standing: (a) Audit Committee; (b) Compensation Committee; and (c) Nominating/Corporate Governance Committee. During the fiscal year ended December 31, 2010, each director attended 75% or more of the aggregate of (y) the total number of meetings of the Board held during the period for which he or she served as a director and (z) the total number of meetings of all committees on which he or she served during the period that he or she served on such committee.

The following members of the Board have been determined by the Board to be “independent” based on the application of the Company’s independence standards and under applicable rules and regulations of the SEC and the NASDAQ Global Select Market: Rory J. Cowan, Gary E. Dilts, Marcia J. Hooper, John H. MacKinnon, Robert J. Murray, Robert L. Rewey and Harvey Rosenthal. The Board has determined that to be considered “independent”, a director may not have any direct or indirect material relationships with the Company. In making a determination of whether a material relationship exists, the Board considers all relevant facts and circumstances, including but not limited to such director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Consistent with these considerations, the Board has reviewed all relationships between the Company and the members of the Board and has affirmatively determined that all of the non-management directors standing for election are “independent”.

Our policy with regard to Board members’ attendance at annual meetings is that Board members are expected to attend. Ordinarily a Board meeting is held before or immediately following the annual meeting of shareholders. All directors who were Board members at the time attended last year’s annual meeting of shareholders and the Board meeting held immediately thereafter, except Mr. Rosenthal, who was ill and unable to attend the annual meeting of shareholders.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Audit Committee consists of John H. MacKinnon (Chairperson), Harvey Rosenthal and Rory J. Cowan, each of whom is an “independent” director. The Board has also determined that Mr. MacKinnon is an “audit committee financial expert.” The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audit of our financial statements. The Audit Committee appoints and confers with our independent registered public accounting firm, or independent auditors, regarding the scope and adequacy of annual audits, reviews reports from the independent auditors and meets with such independent auditors and with our financial personnel to review the adequacy of our accounting principles, financial controls and policies. The Board has adopted a written charter for the Audit Committee which is reviewed and reassessed on an annual basis. The Audit Committee charter is available at our website at www.lojack.com under the heading “Investor Relations.” The Audit Committee held thirteen meetings during the fiscal year ended December 31, 2010.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Robert L. Rewey (Chairperson), John H. MacKinnon and Robert J. Murray each of whom is an “independent” director. The Nominating/Corporate Governance Committee leads the Board’s effort at ensuring we have qualified directors by: (a) identifying individuals qualified to become Board members consistent with criteria approved by the Board and recommending to the Board a group of director nominees for each annual meeting of shareholders; (b) recommending nominees to fill any vacancies which may occur during the year; (c) considering candidates for nominees as directors of the Company who are recommended by shareholders entitled to do so under our Bylaws; and (d) ensuring that the Audit, Compensation and Nominating/Corporate Governance Committees of the Board have qualified and experienced “independent” directors. In addition, the Nominating/Corporate Governance Committee develops and monitors a set of effective corporate governance policies and procedures applicable to the Company and leads the Board through the annual evaluation of the performance of committees and of the Board as a whole. The Company’s Corporate Governance Guidelines are available at our website at www.lojack.com under the heading “Investor Relations.” These Guidelines describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, qualification and compensation of directors and succession planning. The Board has adopted a written charter for the Nominating/Corporate Governance Committee, which is also available at our website at www.lojack.com under the heading “Investor Relations.” The Nominating/Corporate Governance Committee met four times during the fiscal year ended December 31, 2010.

In the event that the Nominating/Corporate Governance Committee or the Board identifies the need to fill a vacancy or to add a new member to fill a newly created position on the Board with specific criteria, the Nominating/Corporate Governance Committee initiates a search process and keeps the Board apprised of its progress. The Nominating/Corporate Governance Committee may seek input from members of the Board, the Chief Executive Officer and other management personnel and, if necessary, hire a search firm. In addition, as a matter of policy, the Nominating/Corporate Governance Committee will consider candidates for Board membership properly recommended by shareholders. The initial candidate or candidates, including anyone recommended by a shareholder, who satisfies the specific criteria for Board membership and otherwise qualify for membership on the Board are reviewed and evaluated by the Nominating/Corporate Governance Committee. The evaluation process for candidates recommended by shareholders is the same as the process used to evaluate candidates recommended by any other source.

To be considered by the Nominating/Corporate Governance Committee, a shareholder recommendation for a nominee must be made by written notice to the Chairperson of the Nominating/Corporate Governance Committee and the Secretary of the Company, containing, at a minimum, the name, appropriate biographical information and qualifications of the nominee. In considering shareholder recommendations for nominees, the Nominating/Corporate Governance Committee may request additional information concerning the nominee or the applicable shareholder or shareholders.

Although the Company does not have a formal policy regarding diversity in identifying nominees for directors, the Nominating/Corporate Governance Committee has identified a set of characteristics that it believes are necessary to have the most qualified individuals serving on our Board. To that end, the Nominating/Corporate Governance Committee continuously monitors the composition of the Board in relationship to that set of characteristics and seeks to ensure that the Board is comprised of individuals that, in the aggregate, possess that set of characteristics identified by our Nominating/Corporate Governance Committee. Generally, the characteristics include: the candidate’s character, integrity, business judgment, experience, technical expertise, age, gender, public company board experience, industry experience and familiarity with national, international and competitive issues facing the Company. The Board believes these characteristics are effective in identifying and assessing nominees for the Company’s Board.

All of our directors bring to our Board a wealth of executive leadership experience derived from their service as executives and, in some cases as chief executive officer, of public companies. They also bring extensive board experience. The process undertaken by the Nominating/Corporate Governance Committee in recommending qualified director candidates is described above. Certain qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described under “Principal Employment and Experience of Director Nominees” above on page 3.

In 2010, we did not pay any third party to identify or to assist in the evaluation of any candidate for election to the Board. We did not receive any shareholder recommendations or nominations for the Board for election at the annual meeting, except the nominations made by the Board which included individuals who were shareholders. All of the nominees for election at the Meeting are current members of our Board.

Compensation Committee

The Compensation Committee currently consists of Harvey Rosenthal (Chairperson), Robert L. Rewey, and Rory J. Cowan. The Board has determined that all of the members of the Compensation Committee are “independent.” The Compensation Committee (a) reviews our compensation philosophy and programs and exercises authority with respect to the payment of annual salary, bonuses and stock-based incentives to directors and executive officers; (b) oversees and exercises authority with respect to our stock incentive plan, deferred compensation plan, 401(k) retirement plan, health plans, change in control agreements and any other perquisites; (c) delegates the responsibility for the administration of the stock incentive plan to certain executive officers; (d) annually reviews and discusses with management the Compensation Discussion and Analysis to be included in our Annual Report on Form 10-K and annual proxy statement; and (e) oversees the development and implementation of our senior management succession plan.

Role of the Compensation Committee.  Each year, the Compensation Committee conducts a full review of our executive compensation program in light of Company performance, competitive practices and corporate governance trends. In 2010, the Compensation Committee’s process to determine executive compensation consisted of three main elements: (a) reviewing a summary for each executive officer of all components of compensation prepared by our human resources department; (b) benchmarking against our peer group and a broader group based upon the Company’s industry and size; and (c) soliciting information from and about the actual performance of each of our executive officers. As part of the full review of our executive compensation program, the Compensation Committee periodically obtains the input and expertise of an independent compensation consultant. Due to the combination of the effect of the economic downturn on the automotive industry, the actual practice of not providing any merit raises over the last several years, the reviews by independent consultants in recent years, and the Company’s current position of executive compensation being at the lower end of our articulated relative positioning, the Compensation Committee did not retain an independent compensation consultant in 2010. Rather, the Compensation Committee relied upon benchmarking data compiled by our human resources department regarding our peer group, described on page 14 of this proxy statement and determined executive compensation based upon a comparison of our practices to such market data, taking into account both performance and affordability.

Executive Officer Input.  The Compensation Committee considers input from management and often has the opportunity to meet with executive officers at various times during the year, which allows the Compensation Committee to form its own assessment of each individual executive officer’s performance. Although the compensation process is managed, driven and decided by the Compensation Committee, the views of certain Company executive officers are taken into account in connection with setting the compensation of other executive officers. For example, in February 2010, Mr. Riley reported to the Compensation Committee on his evaluation of each executive officer other than himself. These evaluations included a formal review of each executive officer’s contribution and performance over the prior year and an assessment of his or her strengths and development opportunities. In reviewing Mr. Riley’s compensation, the Compensation Committee took into account Company revenue and Mr. Riley’s operating performance relative to targets, delivery on the Company’s long-term strategic plan, the success of efforts to diversify the Company’s business, enhancement of shareholder value and the Company’s performance relative to our industry. In addition, in evaluating Mr. Riley’s performance, the Compensation Committee reviewed written evaluations prepared by each of the independent directors.

The Board has adopted a written charter for the Compensation Committee which is reviewed and reassessed on an annual basis and is available at our website at www.lojack.com under the heading “Investor Relations.” The Compensation Committee met six times and acted three times by written consent during the fiscal year ended December 31, 2010.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2010, no member of the Compensation Committee (a) was, or had previously been, an executive officer or employee of the Company or any of our subsidiaries nor (b) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company, in each case that would require disclosure under applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of the Company, on the one hand, and any member of the Compensation Committee (or committee performing equivalent functions or, in the absence of any such committee, the full board of directors) or an executive officer of any other entity, on the other hand.

PROPOSAL NO. 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Recently enacted federal legislation (Section 14A of the Exchange Act), which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Action (2010), and related rules of the SEC, require that we include in this proxy statement a non-binding shareholders vote on our executive compensation as described in this proxy statement (commonly referred to as “Say-on-Pay”).

The Company seeks your advisory vote on our executive compensation programs. The Company asks that you support the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section (pages 12 to 31) and the accompanying tables contained in this proxy statement. Because this vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Company strives to align executive compensation with shareholder value. The principal elements of our executive compensation program include: (a) base salary; (b) annual incentive cash compensation; (c) long-term incentive equity compensation; (d) deferred compensation, including the Company’s 401(k) retirement plan and Nonqualified Deferred Compensation Plan; and (e) limited benefits and perquisites.

It is the Company’s philosophy, when determining annual base salary and cash incentive compensation, to target the median of our peer group, while targeting approximately the 75th percentile of our peer group, to the extent economically feasible, when determining long-term equity grants. The Company generally does not utilize perquisites or other benefits for executive officers that are not available to all Company employees. We believe our compensation program is strongly aligned with the interests of our shareholders and sound corporate governance principles. We urge you to read the Compensation Discussion and Analysis and compensation tables and narrative discussion in this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the compensation of our Named Executive Officers.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this proxy statement, both the Compensation Committee and the full Board will evaluate whether any actions are necessary to address the concerns of shareholders.

Based on the above, we request that you indicate your support for our executive compensation philosophy and practices, by voting in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The affirmative vote of a majority of the votes properly cast either in person or by proxy is required to approve this Proposal No. 3. The opportunity to vote on this Proposal No. 3 is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on Proposal No. 3 is not binding upon us and serves only as a recommendation to our Board. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board value the opinions expressed by shareholders, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

PROPOSAL NO. 4 — VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

The recently enacted legislation noted above also requires that we include in this proxy statement a separate non-binding shareholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter.

Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow shareholders to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section below, one of the core principles of our executive compensation program is to ensure that management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, we grant long-term equity awards with multi-year performance and/or vesting periods to encourage our executives to focus on long-term performance.

We carefully review changes to our program to maintain the consistency and credibility of the program, which is important in motivating and retaining our executives. We therefore believe that a triennial vote is an appropriate frequency to provide our management and the Compensation Committee sufficient time to thoughtfully consider shareholders’ input and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to implement any decisions related to such changes.

For the above reasons, the Board recommends that you vote to hold a non-binding, advisory vote on the compensation of our Named Executive Officers every THREE years. Your vote, however, is not to approve or disapprove the Board’s recommendation.

When voting on this proposal, you have four choices: you may elect that we hold an advisory vote on the compensation of our Named Executive Officers every year, every two years or every three years, or you may abstain from voting. If you properly complete your proxy and fail to indicate your preference or abstention, your shares will be voted to select every THREE years as the frequency with which our shareholders will be asked to hold a non-binding, advisory vote on the compensation of our Named Executive Officers.

The frequency that receives the highest number of votes will be the frequency that shareholders approve. The Board will consider the outcome of the vote when making future decisions on executive compensation. However, as an advisory vote, the vote on this Proposal No. 4 is not binding upon us, and the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the alternative approved by our shareholders. Our Board has not yet determined the frequency with which we will hold the shareholder advisory vote on Named Executive Officer compensation required by Section 14A of the Exchange Act or when the next such shareholder advisory vote on Named Executive Officer compensation will occur.

Our Board recommends a vote to hold an advisory vote on the compensation of our Named Executive Officers every THREE years.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

To ensure our long-term success, it is critical that our business be managed by motivated, experienced and capable individuals with the skills and dedication to oversee our global organization and the vision to anticipate and prepare for future market developments. It is also important for us to develop our leaders and to ensure an appropriate depth of executive talent. In order to achieve these objectives, the Compensation Committee establishes our compensation philosophy and determines the forms of compensation and benefits for all employees, including our executive officers.

The Compensation Committee structures our compensation programs to achieve the following objectives:

•	Motivate individuals to perform at their highest levels and pay for performance by rewarding achievements that further our business strategy by linking a significant portion of each executive’s total compensation to actual performance;

•	Continue to retain and engage exceptionally talented individuals;

•	Align executive compensation with the achievement of Company, department or business unit and individual goals, on both a short-term and long-term basis to drive sustainable long-term performance and shareholder value;

•	Provide that a majority of the executive officers’ total direct compensation be based upon actual achievement, without encouraging unnecessary risk-taking, so that executive officers will not receive value from such compensation unless balanced performance goals are achieved over a specified time period or our stock price appreciates; and

•	Offer compensation packages competitive with those paid by companies in our peer group and other comparable companies.

It is the Company’s philosophy, when determining annual base salary and cash incentive compensation, to target the median of our peer group, while targeting approximately the 75th percentile of our peer group, to the extent economically feasible, when determining long-term equity grants. The Compensation Committee generally does not utilize perquisites or other benefits for executive officers that are not available to all Company employees. The Compensation Committee periodically uses an independent compensation consultant to evaluate the market and our practices and utilized such a consultant in 2006, 2007 and 2008 respectively.

2010 Executive Compensation Decisions

Our executive compensation program is designed and implemented to align the interests of our executive officers with those of our shareholders by tying a significant portion of our executive officers’ compensation to our actual performance. Due to the Company’s performance and prevailing economic conditions, the Compensation Committee took numerous actions in 2010 which resulted in compensation that was below the levels generally targeted under our philosophy and which continues to tie a large portion of executive officer compensation to the Company’s actual performance. These actions included: (a) continuing the 2009 salary freeze for all employees; (b) exercising negative discretion to not pay bonuses earned by executives related to the Company’s performance in 2009; (c) the elimination of the Company match for Non-Qualified Deferred Compensation plan contributions for eligible employees; and (d) a grant of time-based restricted stock awards to a limited number of executive officers to enhance the retention value to such executives. In addition, long-term equity grants to executive officers in 2010 were made at approximately the 50th percentile of our peer group, as compared to the Compensation Committee’s target of the 75th percentile.

Process for Determining Executive Compensation

Role of the Committee.  Each year, the Compensation Committee conducts a full review of our executive compensation program in light of Company performance, competitive market and economic trends, as well as corporate governance trends. In 2010, the Compensation Committee’s process to determine executive compensation consisted of three main elements: (a) reviewing a summary, for each executive officer, of all components of executive compensation prepared by our human resources department; (b) benchmarking against our peer group and a broader group based upon the Company’s industry and size; and (c) soliciting information from and about the performance of each of our executive officers and the Company against targets established in advance by the Compensation Committee.

Based on this review, the Compensation Committee made recommendations for executive compensation to the Board, which approved such recommendations.

Summary of Current Executive Compensation.  Our human resources department prepared a summary of executive compensation for the Compensation Committee, which identified all components of each executive officer’s total compensation for the prior two years, including:

(a) salary and cash incentive compensation;

(b) grant sizes and Black-Scholes value for stock options issued; and

(c) grant sizes and grant values of restricted stock issued (time-based and performance-based vesting).

The Compensation Committee also reviewed the actual benefit received by executive officers related to the long-term incentive grants awarded in the prior two years. The Compensation Committee used the executive compensation summary to: (a) fully understand the aggregate value of compensation and benefits for each executive officer to determine competitiveness; and (b) quantify the percentage of executive compensation paid in the form of annual incentives and long-term equity compensation to ensure an appropriate portion of compensation is performance-based, so as to create incentives for above-target performance and consequences for below-target performance. The Compensation Committee’s review of this summary assists in the identification of changes that should be made to the total mix of compensation in light of affordability to ensure that a significant amount of executive officers’ compensation is tied to performance.

Benchmarking/Peer Group Review.  In 2008, the Compensation Committee, with the assistance of Dolmat-Connell Associates, an independent compensation consultant, established our peer group based upon the following primary selection criteria: (a) public, U.S. based companies with products and/or in an industry similar to the Company; (b) companies with annual revenue between $100 million and $450 million; and (c) companies with market capitalization between approximately $40 million and $650 million. The peer group was further refined based on input from the Compensation Committee and management as to which businesses were most comparable to the Company. Based upon the adverse economic conditions in 2008, 2009 and 2010, and the fact that the Company has maintained executive compensation substantially similar to that of 2008, the Company has, without assistance of an independent compensation consultant, maintained the 2008 peer group listing for both the 2009 and 2010 proxy statement to the extent public information is available on the peer group companies. For 2010 benchmarking purposes, we removed two companies from the peer group used in 2008, as these companies no longer provided public information, therefore our peer group was comprised of the following 13 companies:

Applied Signal Technology	iRobot Corp.
ArgonST, Inc.	Protection One, Inc.
Audiovox Corporation	Sparton Corp.
CalAmp Corp.	STRATTEC Security Corporation
EF Johnson Technologies Inc.	TiVo, Inc.
EMS Technologies, Inc.	Universal Electronics Inc.
Herley Industries, Inc.

The Compensation Committee utilized the peer group data for reference purposes and did not strictly adhere to formulas or rigidly set the compensation of our executive officers based on peer group information. In determining the appropriate target total compensation for each executive, the Compensation Committee reviews each individual separately and considers a variety of factors, including the executive’s experience, unique contribution or value to the Company, Company performance and recent individual performance.

It is the Company’s philosophy, when determining annual base salary and cash incentive compensation, to target the median of our peer group, while targeting approximately the 75th percentile of our peer group, to the extent economically feasible, when determining long-term equity grants.

Role of Independent Consultant.  Historically, the Compensation Committee has considered analysis and advice from an independent compensation consultant when making compensation decisions regarding our executive officers. The Compensation Committee directly retained Dolmat-Connell Associates in 2006, 2007 and 2008. In 2008, Dolmat-Connell Associates performed a review of our executive compensation program, which included an analysis of base salary, target total cash compensation, actual total cash compensation, long-term incentive compensation (including stock options, restricted stock and performance-based restricted stock), target total direct compensation and actual total direct compensation, all in comparison to our peer group companies. As a result of the robustness of this comprehensive review in 2008, combined with the state of the automotive industry and the overall economic environment, the Compensation Committee decided not to retain an independent compensation consultant in 2010. Rather, our human resources department compiled executive compensation data which included a comparison of composite data of our peer group companies.

The results of this analysis were taken into consideration in arriving at the compensation decisions implemented by the Compensation Committee.

Risk Mitigation.  The Compensation Committee oversees the Company’s compensation policies and practices with respect to all employees. In setting such compensation policies and practices, the Compensation Committee considers the appropriate metrics to be used to set compensation and incentive types and amounts. In certain business units, such as domestic or international sales, employees are compensated and incentivized according to the volume of product sold during a specified period. The Compensation Committee believes this practice is reasonable and appropriate for such business units.

The Compensation Committee seeks to minimize unnecessary risk-taking by paying for performance which is sustainable and consistent with both the short-term and long-term interests of our shareholders. The targets upon which annual cash incentives and long-term equity incentive awards are earned are fully reviewed by and approved by the Company’s entire Board.

Elements of Executive Compensation

The principal elements of our executive compensation program include: (a) base salary; (b) annual incentive cash compensation; (c) long-term incentive stock compensation; (d) deferred compensation; and (e) benefits and perquisites.

1.	Base Salary

Base salary is intended to compensate executive officers at a level which is appropriate for an executive in his or her position, consistent with the officer’s experience, capabilities and actual performance and in an amount that is competitive with the level of compensation paid by companies of similar size, complexity, revenue and growth potential. The Compensation Committee annually reviews base salary information and targets base salaries of our Named Executive Officers at the median of our peer group. In addition, executive officer salaries are reviewed relative to internal positions to ensure equity and alignment of our base salaries within the Company. Due to the Company’s financial performance and continuing conditions in the domestic and international auto industry, which is our core business, our executive officers did not receive merit increases in 2010. Mr. Riley, Mr. O’Connor and Mr. Weichselbaum each received base salary increases as a result of promotions and an increase in responsibilities during 2010. Mr. Riley’s salary was reset from $525,000 to $575,000 as a result of his resumption of his duties as Chairman, President and Chief Executive Officer in May 2010. Mr. O’Connor received an increase in salary from $250,000 to $285,000 effective January 1, 2010. Mr. Weichselbaum received an increase in salary from $290,000 to $325,000 as a result of his promotion to Executive Vice President, in May 2010.

2.	Annual Incentive Cash Compensation

Incentive cash compensation under our Annual Incentive Plan is intended to encourage and reward short-term performance and is determined based on an assessment of performance against targets approved in advance by the Compensation Committee. Payouts are determined based upon: (a) the Company’s (and/or an applicable business unit’s) actual performance, including financial performance measures against our corporate revenue, earnings, before interest, tax, depreciation and amortization, or EBITDA, and, as applicable, a particular business unit’s revenue and EBITDA; and (b) individual performance, which includes goals relating to strategic business objectives and professional growth and development. Annual incentive cash compensation targets for executive officers in 2010 range from 40% to 60% of their respective base salaries and are established based on market benchmarking and internal alignment. The following table illustrates the weighting of Company financial performance versus individual performance and the measures used to determine the annual incentive cash compensation for each of our Named Executive Officers in 2010:

	Company Performance
	(Financial Targets)
	Corporate	Corporate	Regional	Regional	Individual
	Revenue	EBITDA	Revenue	EBITDA	Performance

Richard T. Riley	30%	60%	0%	0%	10%
Ronald V. Waters III	30%	60%	0%	0%	10%
Timothy P. O’Connor	30%	50%	0%	0%	20%
Paul J. Weichselbaum	30%	50%	0%	0%	20%
Kevin M. Mullins	15%	25%	15%	25%	20%
Thomas M. Camp	15%	25%	15%	25%	20%

For 2010, the Compensation Committee tied the maximum percentage of payout for individual performance to the overall percentage earned on the revenue and EBITDA targets. Thus, the maximum actual achievement of Company financial performance targets results in a corresponding maximum potential achievement of individual performance targets.

Individual Performance.  Satisfaction of the individual performance target is determined based upon the achievement of strategic individual goals established at the beginning of each year by the Compensation Committee. By their nature, not all of these goals are formulaic or subject to objective measurement.

Company Performance.  The Compensation Committee has established Company performance goals each year based on revenue and EBITDA targets derived from the Company’s annual budget. Our executive officers, including our Named Executive Officers, participate in the development of a proposed annual budget that is presented to the Board. The Board ultimately approves a finalized budget based upon executive management’s input. We believe that splitting the Company performance measures provides emphasis on both current profitability and annual revenue growth. These measures reflect our focus on our cash position, driving shareholder value and are directly influenced by management’s actions. In addition, these performance metrics also more closely track how management and the Company’s lenders measure the Company’s performance. Each year, the Compensation Committee monitors and revises its compensation practices to ensure they are reasonable and appropriate in light of the changing economic environment, trends in our industry and other factors affecting employee and Company performance.

Each year, the possible payout to executive officers resulting from Company performance ranges from a minimum of 0% to a maximum of 145%, while the possible payout relating to satisfaction of individual goals ranges from 0% to 100%. It is intended that high levels of achievement will provide executives with slightly above average levels of current compensation based on comparability studies, and that lower levels of achievement will provide executives with below average levels of current compensation. In determining the actual payments under the Annual Incentive Plan, the Compensation Committee applies a formula based upon the actual target bonus with percentage increases and decreases based upon the relationship between our actual performance and our targeted performance. No annual cash incentive compensation is paid pursuant to a particular Company performance goal if achievement of that specific goal falls below 70% attainment. There are incremental increases in pay out for each incremental percent of achievement above the 70% threshold with respect to each applicable Company performance target. Upon achievement of the 70% threshold, 30% of the target cash incentive will be paid; at 100% achievement, the full target cash incentive will be paid; and at 115% or greater achievement, 145% of the target cash incentive will be paid, which represents the maximum possible payout.

The Compensation Committee believes the goals it sets are challenging, but achievable, under normal business conditions, and the Compensation Committee attempts to set the targets such that the relative difficulty of achieving the target level is consistent from year to year. These targets typically exclude the effects of pre-defined extraordinary or unusual events, changes in accounting principles or regulatory changes. If one of the pre-defined conditions occurs, the Compensation Committee will consider retroactive adjustments to the targets to take into account any such developments. Over the past five years, we have not achieved performance in excess of the financial targets, nor have we achieved the maximum payout level. The percentage of goal achievement over the past five years has ranged from approximately 19% to 93% of the participant’s target opportunity, but actual bonus payout to executive officers has ranged from 0% to 93%. This is a result of the Compensation Committee’s exercise of its negative discretion for the 2010 payout of potential 2009 bonuses.

The Compensation Committee retains negative discretion with respect to payments under the Annual Incentive Plan, which permits the Compensation Committee to lower, but not to increase, the actual payouts under the plan. The Compensation Committee discharges its responsibilities based upon macroeconomic conditions, overall performance within the automotive industry, management recommendations and Company performance.

The chart below describes the Company’s 2011 payout to our executives for fiscal year 2010 performance based upon our target and actual performance.

			% of Target	Maximum	Actual
2010	Target	Actual	Achieved	Potential Payout %	Payout %

Corporate Revenue	$168,956,000	$146,635,000	86.8%	68.0%	68.0%
Corporate EBITDA	$17,518,000	$7,196,000	41.0%	0.0%	0.0%
North America Revenue	$112,909,000	$96,228,000	85.2%	65.0%	65.0%
North America EBITDA	$24,598,000	$16,071,000	65.3%	0.0%	0.0%

Annual cash incentive compensation payments, if any, are made in the first quarter of the next year upon conclusion of the performance review process. Historically, they have occurred on a date set in advance by the Compensation Committee which has been no earlier than the third business day after the press release reporting financial results for the previous fiscal year, or the Earnings Release, but not later than March 15th.

3.	Long-Term Incentive Stock Compensation

Our long-term incentive stock compensation awards are intended to drive long-term Company performance, align the interests of executives with those of our shareholders and retain executives through long-term vesting of equity awards. We rely heavily on long-term equity awards that vest over time because the Compensation Committee believes that such awards are appropriate in attracting and retaining high quality executives and promoting their long-term commitment to the Company. Executive officers’ long-term incentives typically consist of: (a) performance-based restricted stock; (b) time-based restricted stock; and (c) stock options.

The Compensation Committee targets long-term incentive compensation at approximately the 75th percentile of our peer group, to the extent economically feasible, and only provides such compensation if the actual performance targets are met. In this way, a significant portion of executive compensation is based on actual performance. Due to the Company’s performance and prevailing economic conditions, in 2010 long-term incentive awards were granted at approximately the 50th percentile compared to our peer group.

As discussed further below, in February 2010, due to the continuing uncertainty in the automotive industry and the difficulty and variability in trying to establish meaningful performance targets two years in advance, the Compensation Committee determined that it would not issue performance-based restricted stock to executive officers in 2010. As a result, the Compensation Committee revised its grant practice such that equity awards were issued to executive officers based on the value at the time of grant and generally consisted of approximately 50% to 60% stock options and 30% to 40% time-based restricted stock. Executive officers were not granted equity awards to fully offset the value of the performance-based restricted shares that were not issued in 2010.

Performance-based Restricted Stock.  Performance-based restricted stock awards are used to motivate executives to achieve key business priorities and objectives and to align executive officers’ interests with longer-term shareholders’ interests because such stock has no value to the executive officer unless we achieve a pre-established defined financial target generally measured over an aggregate two year period.

Executive officers are generally eligible for performance-based restricted stock awards that vest if our financial performance meets pre-defined, EBITDA targets for a two year performance period. The EBITDA targets are approved in advance by the Compensation Committee. These performance-based restricted stock awards are forfeited, in whole or in part, unless the Company achieves a pre-established EBITDA target over a two year period. If the Company’s actual performance exceeded the EBITDA target, the restricted stock agreements provide for an issuance of additional, unrestricted shares in an amount proportionate to the achievement of EBITDA in excess of the target. We believe that a two year EBITDA target appropriately reflects the proper balance between both short and long-term performance, as it is directly influenced by management’s actions and this performance metric more closely tracks how management and the Company’s lenders measure the Company’s performance.

In December 2008, the Company’s Board offered holders of the performance based restricted shares, which were granted in February 2008, and with a 2008/2009 measurement period, the opportunity to (a) forfeit the performance-based restricted stock awards issued in May 2008, and (b) accept issuance of 50% of the restricted stock awards for 2009, with vesting based upon the 2009 operating income target based on the Company’s then current 2009 budget, which was approximately $12,500,000. Actual Operating Income for fiscal 2009 was less than 85% of this target and therefore in March 2010, executive officers forfeited the entire amount of the remaining performance-based restricted stock grants. The table below reflects the number of shares forfeited by the Named Executive Officers and the value of the shares on March 3, 2010, the date of forfeiture, as determined based upon the closing price of the Company’s Common Stock on such date.

	Number of Shares	Value of Shares
Named Executive Officer	Forfeited	on Date of Forfeiture

Richard T. Riley	24,650	$104,516
Ronald V. Waters III	17,250	$73,140
Kevin M. Mullins	4,925	$20,882
Thomas M. Camp	3,700	$15,688

In light of the global economic climate and its impact on the automobile industry during 2009, in February 2010 the Compensation Committee reviewed the performance targets that were established in February 2009, which were expected to vest or be forfeited based on the Company meeting combined operating income targets in 2009 and 2010. Due to the economic environment and the Company’s performance, the Compensation Committee determined that these grants no longer had value as incentive for performance in fiscal year 2010. In order to continue to retain and motivate our executive officers and ensure that the targets were reasonable and achievable, on February 11, 2010, holders of those restricted shares were offered the opportunity to forfeit all of the performance-based restricted stock awards issued in February 2009, and accept issuance of 50% of the restricted stock awards for 2010, with vesting generally based upon satisfaction of a 2010 EBITDA target set above the Company’s 2010 budget. All of the executive officers holding such performance-based restricted stock accepted such offer. The table below reflects the net number of shares forfeited by the Named Executive Officers and the value of the shares on February 11, 2010, the date of forfeiture, as determined based upon the closing price of the Company’s Common Stock on such date.

	Number of Shares	Value of Shares
Named Executive Officer	Forfeited	on Date of Forfeiture

Richard T. Riley	48,075	$216,338
Ronald V. Waters III	28,850	$129,825
Timothy P. O’Connor	10,825	$48,713
Kevin M. Mullins	8,125	$36,563
Thomas M. Camp	5,400	$24,300

The above referenced awards that were issued in February 2010 with respect to Company performance in fiscal year 2010 were subsequently forfeited in their entirety on February 16, 2011, the date of the Company’s Earnings Release, for failure to achieve at least 85% of the 2010 EBITDA target, which was approximately $17,518,000. The table below reflects the number of shares forfeited by the Named Executive Officers and the value of the shares on February 16, 2011, the date of forfeiture, as determined based upon the closing price of the Company’s Common Stock on such date.

	Number of Shares	Value of Shares
Named Executive Officer	Forfeited	on Date of Forfeiture

Richard T. Riley	48,075	$319,218
Ronald V. Waters III	28,850	$191,564
Timothy P. O’Connor	10,825	$71,878
Kevin M. Mullins	8,125	$53,950
Thomas M. Camp	5,400	$35,856

Time-based Restricted Stock.  Executive officers are eligible for time-based restricted stock awards on an annual basis, thus effectively tying a portion of compensation to the individual’s continued employment and the performance of our Common Stock over the vesting period. These time-based restricted stock awards are used as a retention tool. Such awards typically vest over a period of three years and the Compensation Committee believes that three year cliff vesting promotes a longer term perspective and enhances retention of key management. Such awards only provide value if the executive officer remains employed until they vest, and then the value to the executive officer depends upon the value of the Company’s stock.

Stock Options.  Stock options are used to encourage executive stock ownership and to align our executive officers interests with those of our shareholders as stock options have no intrinsic value and only generate value when shareholders benefit from an increase in stock price. The number of stock options granted to executive officers is based on a target economic value. Under the LoJack Corporation 2008 Stock Incentive Plan, or the 2008 Plan, stock options are granted with an exercise price equal to the closing price of our Common Stock on the date of grant and vest over a period of not less than one year. In determining the number of stock options versus shares of restricted stock to be granted to executive officers, the Compensation Committee has determined that the Black-Scholes value of one and one-half options is the approximate equivalent of one share of restricted stock. Executive officers are eligible for annual grants of stock options that generally vest in equal annual installments over three or four years (beginning on the first anniversary of the grant date) and expire seven years from the date of grant.

4.	Deferred Compensation

Our Named Executive Officers and certain other key employees may participate in our Nonqualified Deferred Compensation Plan, which is designed to allow deferral of up to 50% of their salary and 100% of their cash incentive compensation each year. Until March 2009, the Company matched 100% of the participants’ contributions up to a maximum of 6% of total cash compensation for executives with more than five years of service and 50% of contributions up to a maximum of 6% for employees with fewer than five years of service. In March 2009, the Board suspended matching contributions. The Company’s matching contributions are discretionary and the Company did not make matching contributions in 2010 and currently does not intend to match contributions in 2011. The Company does not pay guaranteed, above-market or preferential earnings on deferred compensation. Earnings on participants’ accounts are determined by investments selected by participants. The amounts deferred are unfunded and unsecured obligations of the Company, receive no preferential standing and are subject to the claims of the Company’s creditors. Contributions, earnings and total account balances as of the end of the fiscal year are shown for the Named Executive Officers in the Nonqualified Deferred Compensation Table on page 28 of this proxy statement. The details of the deferred compensation plan are discussed following the Nonqualified Deferred Compensation Table. Except for the 401(k) and deferred compensation plans, we have no pension or retirement plan available to our employees, including our executive officers.

5.	Benefits and Perquisites

The perquisites and other benefits provided to executive officers are comparable to the benefits offered to all of our employees, and in limited instances, our executive officers are offered certain perquisites not offered to other employees, to contribute to our objective of attracting and retaining top executive talent.

Benefits.  We currently pay approximately 70% of health and 50% of dental insurance premiums for all of our employees, including our executive officers.

We do not have a traditional defined benefit pension or supplemental executive retirement plan arrangement. Therefore, we believe our executives plan for their retirement substantially through potential wealth accumulation from equity compensation gains. Our executive officers are also eligible to participate in our 401(k) plan, which is available to all employees, and our Nonqualified Deferred Compensation Plan, which is available to executive officers and certain key employees. Company matches under both plans were suspended in March 2009. However, the Company match under the 401(k) plan was restored for all participating employees, including executive officers, in 2010 and is expected to continue in 2011. The suspension of the match for the Nonqualified Deferred Compensation Plan will be continued in 2011.

Executive officers may participate in our charitable contribution matching program on the same basis as all other employees, with matches up to $5,000 in the aggregate per year. Executive officers who relocate to join the Company, or relocate at our request subsequent to hiring, are supported consistent with our general relocation policies.

Perquisites.  Our executive compensation program includes limited executive perquisites as we strive to make executive compensation primarily performance-based. We do not provide cars, private air travel, family travel reimbursement or other special travel benefits to executive officers. We do not maintain lodging for the benefit of executive officers or reimburse executive officers for lodging expenses, except in connection with approved business travel and Company requested relocations. We do not provide club memberships or other personal social or entertainment benefits to executive officers, nor do we reimburse executive officers for any such costs. We do not make loans or provide guarantees to executive officers.

However, since significant time and expertise is required for adequate tax, retirement and financial planning, we offer approximately $4,000 in annual financial and tax planning as a taxable benefit intended to allow executive officers to focus on the needs of the Company with fewer distractions. We also provide an executive physical examination program, which is intended to (i) encourage executives to have regular examinations and (ii) minimize the risk of losing the services of our executive officers due to unforeseen significant health issues.

Thus, with the limited exceptions described above and in the Summary Compensation Table on page 22, our practice is not to provide special perquisites and benefits to our executive officers.

Change-in-Control Provisions.  Pursuant to the terms of the LoJack Corporation 2003 Stock Incentive Plan, or the 2003 Plan, and our 2008 Plan, the Compensation Committee has discretion to provide that vesting of stock options and restricted stock awards be accelerated on a change-in-control of the Company. The Compensation Committee has exercised this discretion with respect to non-employee director and senior management stock options, performance-based restricted stock awards and time-based restricted stock awards. Thus, upon a change-in-control, all such awards will immediately vest in full, as will any matching contributions in the Nonqualified Deferred Compensation Plan (which otherwise cliff vest after three years). Under both the 2003 Plan and the 2008 Plan, a change-in-control is deemed to occur if (a) any person becomes the beneficial owner of 50% or more of the Company’s outstanding Common Stock and (b) within 24 months immediately thereafter, individuals other than individuals who constitute the entire board of directors or individuals whose election was approved by at least two-thirds of the directors then still in office, become a majority of the Company’s board of directors.

In addition, we have entered into change-in-control agreements with certain executives. These agreements are designed to ensure executive officers focus on the business during periods of uncertainty and are designed to protect such executives against the loss of their positions following a transaction that involves a change in the ownership or control of the Company, and against the loss of the anticipated benefits of our long-term incentive compensation program.

In the event of a proposal that could result in a change-in-control, the executive officers must focus on the best interests of our shareholders, and not be distracted by the need to mitigate or plan for the possibility that a new control group might choose to replace management or combine the business into a larger organization. Thus, the goal of the change-in-control agreements is to allow the executive officers to focus on evaluating strategic opportunities on their merits without being distracted by concerns about the impact of such events on their personal positions. In addition, the Compensation Committee believes that it is in the best interests of the Company and our shareholders to offer such agreements to our executive officers as we compete for executive talent in a highly competitive market in which comparable companies offer similar benefits to senior executives.

Accounting and Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, disallows a tax deduction to public companies for certain compensation in excess of $1,000,000 paid to the principal executive officer and the three other most highly compensated executive officers, but not including our principal financial officer. Certain performance-based compensation, such as stock options issued under our 2003 Plan and the 2008 Plan, each of which is approved by our shareholders, is not subject to the deduction limit. While we have never paid compensation in excess of this limit, we periodically review the potential consequences of Section 162(m) of the Code. However, in order to maintain flexibility in compensating executive officers in a manner designed to achieve varying corporate goals, the Compensation Committee currently does not have a specific policy that all compensation must be deductible.

Executive Stock Ownership Guidelines

We have a Stock Ownership Policy that requires executive officers to own and retain Common Stock of the Company, exclusive of unvested restricted stock, having a value equal to the multiple of annual base salary stated below. We believe that stock ownership focuses our executives on our long-term growth.

President and Chief Executive Officer	2 times annual base salary
Corporate Officers and Corporate level Vice Presidents	1 times annual base salary
Other Vice Presidents, including Regional Vice Presidents	1/2 times annual base salary

Compliance is measured by multiplying the number of shares owned at the close of business on March 31st of each year by the highest closing price during the preceding 12-month period. Individuals who were executive officers when the executive stock ownership policy was adopted are required to be in full compliance with the policy within five years, and are expected to make progress toward compliance in the intervening period. Executive officers hired after March 1, 2005 are expected to comply with the policy within five years after joining the Company. Executive officers may acquire the mandated equity ownership through open market purchases, exercise of stock option grants and vested restricted stock awards. Due to the continuing uncertain economic conditions and the significant fluctuations in the Company’s Common Stock price, in 2009 the Compensation Committee suspended required compliance with the Stock Ownership Policy through October 2010. In October 2010, the Compensation Committee indefinitely suspended compliance with the Stock Ownership Policy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review of, and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board and the Board has agreed that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Harvey Rosenthal (Chairperson)
Robert L. Rewey
Rory J. Cowan

Summary Compensation Table

The following table and footnotes present the compensation earned in the last three fiscal years by (a) all individuals who served as the Company’s principal executive officer, or PEO, and acted in a similar capacity during the fiscal year ended December 31, 2010, (b) all individuals who served as the Company’s principal financial officer, or PFO, and acted in a similar capacity during the fiscal year ended December 31, 2010, and (c) the Company’s other three most highly compensated executive officers, other than the PEO and PFO, who were serving as executive officers at December 31, 2010.

Ronald V. Waters III, our former President and Chief Executive Officer, served as our PEO until May 2010 when he retired from the Company. Richard T. Riley served as our PEO from May 2010 through the end of 2010. Timothy P. O’Connor, our Executive Vice President and Chief Financial Officer, served as our PFO throughout 2010 and was appointed Principal Accounting Officer on February 12, 2010. In May 2010, Mr. Paul J. Weichselbaum was promoted from Senior Vice President, Business Management to Executive Vice President. Also in May 2010, Mr. O’Connor was promoted from Senior Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer. Mr. Riley, Mr. Waters, Mr. O’Connor, Mr. Weichselbaum, Mr. Kevin M. Mullins, and Mr. Thomas M. Camp are considered our Named Executives Officers for 2010.

SUMMARY COMPENSATION TABLE
FOR FISCAL YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

								Non-Equity
					Stock		Option	Incentive Plan	All Other
		Salary	Bonus		Awards		Awards	Compensation	Compensation
Name and Principal Position	Year	($)	($)		($)(1)		($)(2)	($)(3)	($)		Total ($)

Richard T. Riley(4)	2010	$555,274	$0		$642,338	(5)	$504,000	$79,293	$13,256	(6)	$1,794,161
Chairman, President and	2009	$525,192	$0		$399,984	(7)	$464,446	$0	$6,300	(8)	$1,395,922
Chief Executive Officer	2008	$558,250	$0		$821,792	(9)	$245,642	$117,315	$38,891	(10)	$1,781,890
(PEO)
Ronald V. Waters III(11)	2010	$204,456	$0		$339,825	(12)	$527,960	$29,196	$322,992	(13)	$1,424,429
Former President and	2009	$490,034	$0		$240,032	(14)	$0	$0	$4,808	(15)	$734,874
Chief Executive Officer (Former	2008	$446,931	$0		$854,872	(16)	$448,179	$87,252	$26,791	(17)	$1,864,025
PEO)
Timothy P. O’Connor	2010	$285,000	$0		$153,713	(18)	$171,587	$38,760	$9,950	(19)	$659,010
Executive Vice President	2009	$250,000	$118,750	(20)	$252,464	(21)	$0	$0	$1,000	(22)	$622,214
and Chief Financial Officer	2008	$28,846	$0		$105,000	(23)	$106,022	$0	$0		$239,868
(PFO)
Paul J. Weichselbaum	2010	$311,193	$141,697	(24)	$79,019	(25)	$0	$0	$7,350	(26)	$539,259
Executive Vice President
Kevin M. Mullins	2010	$243,000	$0		$110,063	(27)	$110,834	$32,501	$14,580	(28)	$510,978
Senior Vice President and	2009	$243,000	$0		$146,432	(29)	$91,476	$0	$4,693	(30)	$485,601
General Manager (Domestic)
Thomas M. Camp	2010	$231,500	$0		$76,800	(31)	$73,914	$59,148	$18,666	(32)	$460,028
Senior Vice President &
General Manager (International)

(1)	The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of stock awards in accordance with FASB ASC Topic 718, pursuant to the 2008 Plan. Assumptions used in the calculations of these amounts are included in Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	The amounts included in the “Option Awards” column reflect the aggregate grant date fair value of option awards in accordance with FASB ASC Topic 718, pursuant to the 2008 Plan. Assumptions used in the calculations of these amounts are included Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. These options are non-qualified stock options issued under the 2008 Plan and represent the right to purchase shares of Common Stock at a fixed price per share (the grant date fair market value of the shares of Common Stock underlying the options).

(3)	The amounts in the “Non-Equity Incentive Plan Compensation” column reflect the cash awards paid to the Named Executive Officers under the applicable year’s Annual Incentive Plan.

(4)	Mr. Riley is also a director of the Company. However, he did not receive any fees in connection with such services and his total compensation was paid for his services as an executive officer.

(5)	This amount reflects the grant date value of 48,075 shares of performance-based restricted stock. If the highest level of performance is achieved, the maximum amount payable pursuant to such shares would be $302,873 representing 140% of target. All 48,075 of these shares were forfeited on February 16, 2011. Mr. Riley was also issued 100,000 shares of time-based restricted stock upon his election as Chairman and Chief Executive Officer in May 2010.

(6)	This amount includes $7,350 attributable to the Company’s match of Mr. Riley’s 401(k) plan contribution, fees for an executive physical and tax and financial planning fees paid for by the Company.

(7)	This amount represents the value at grant date of 96,150 shares of performance-based restricted stock. If the highest level of performance is achieved, the maximum amount payable pursuant to such award would be $559,978, representing 140% of target. On February 11, 2010, Mr. Riley forfeited the entire grant of 96,150 performance-based shares and Mr. Riley was issued 48,075 performance-based shares, which were then forfeited on February 16, 2011.

(8)	This amount includes fees for financial and tax planning services paid by the Company and the fee for an executive physical paid for by the Company.

(9)	This amount includes (a) $200,858, which represents the value at grant date of 19,750 shares of time-based restricted stock and (b) $620,934, which represents the value at grant date of 49,300 and 24,650 shares of performance-based restricted stock. Mr. Riley’s grants of 49,300 and 24,650 performance-based shares were forfeited in their entirety on December 11, 2008 and March 3, 2010, respectively.

(10)	This amount includes $6,900 attributable to the Company’s match of Mr. Riley’s 401(k) plan contribution, $26,391 attributable to the Company’s match of Mr. Riley’s contribution to the Nonqualified Deferred Compensation Plan, fees for financial and tax planning services paid by the Company and the fee for an executive physical paid for by the Company.

(11)	Mr. Waters was also a director of the Company. However, he did not receive any fees in connection with such services and his total compensation was paid for his services as an executive officer.

(12)	This amount reflects the grant date value of 28,850 shares of performance-based restricted stock. If the highest level of performance is achieved, the maximum amount payable pursuant to such shares would be $181,755 representing 140% of target. All 28,850 of these shares were forfeited on February 16, 2011. Mr. Waters was also issued 50,000 time-based restricted shares which were subsequently forfeited in their entirety in May 2010.

(13)	This amount includes (a) $18,723 paid in lieu of earned vacation; (b) $299,569 paid to Mr. Waters pursuant to his retirement agreement; (c) fees for an executive physical; and (d) fees for tax and financial planning services paid by the Company.

(14)	This amount represents the value at grant date of 57,700 shares of performance-based restricted stock. If the highest level of performance is achieved, the maximum amount payable pursuant to such awards would be $336,045, representing 140% of target. On February 11, 2010, Mr. Waters forfeited the entire grant of 57,700 performance-based shares and Mr. Waters was issued 28,850 performance-based shares, which were forfeited on February 16, 2011.

(15)	This amount includes $2,308 attributable to the Company’s match of Mr. Waters’ contribution to the Nonqualified Deferred Compensation Plan and the fee for an executive physical paid for by the Company.

(16)	This amount includes (a) $420,344, which represents the value at grant date of 57,026 and 13,800 shares of time-based restricted stock and (b) $434,528, which represents the value at grant date of 34,500 and 17,250 shares of performance-based restricted stock. Mr. Waters’ grants of 34,500 and 17,250 performance-based shares were forfeited in their entirety on December 11, 2008 and March 3, 2010, respectively.

(17)	This amount includes $6,900 attributable to the Company’s match of Mr. Waters’ 401(k) plan contribution and $19,891 attributable to the Company’s match of Mr. Waters’ contribution to the Nonqualified Deferred Compensation Plan.

(18)	This amount includes (a) $105,000, which represents the value at grant date of 25,000 shares of time-based restricted stock and (b) $48,713, which represents the value at grant date of 10,825 shares of performance-based restricted stock. If the highest level of performance is achieved, the maximum amount payable pursuant to such shares would be $68,198, representing 140% of target. All 10,825 shares of performance-based restricted stock were forfeited on February 16, 2011.

(19)	This amount includes (i) $7,350 attributable to the Company’s match of Mr. O’Connor’s 401(k) plan contribution and (ii) fees paid by the Company for an executive physical.

(20)	Pursuant to the terms of Mr. O’Connor’s commencement of employment with the Company, this amount includes (a) a $25,000 bonus paid to Mr. O’Connor after 90 days of employment with the Company and (b) $93,750, which represents the guaranteed payment of 75% of Mr. O’Connor’s 2009 target cash bonus, paid in the first quarter of 2010.

(21)	This amount includes (i) $162,400, which represents the value at grant date of 40,000 shares of time-based restricted stock and (ii) $90,064, which represents the value at grant date of 21,650 shares of performance-based restricted stock. If the highest level of performance is achieved, the maximum amount payable pursuant to such shares would be $126,090, representing 140% of target. On February 11, 2010, Mr. O’Connor forfeited the entire grant of 21,650 performance-based shares and Mr. O’Connor was issued 10,825 performance-based shares. The award of 10,825 performance based restricted stock was forfeited in its entirety on February 16, 2011.

(22)	$1,000 is attributable to fees for financial and tax planning services paid by the Company.

(23)	This amount represents the value at grant date of 28,150 shares of time-based restricted stock.

(24)	Pursuant to the terms of Mr. Weichselbaum’s commencement of employment with the Company, this amount includes (a) a $25,000 bonus paid to Mr. Weichselbaum after 90 days of employment with the Company and (b) $116,697, which represents the guaranteed payment of 75% of Mr. Weichselbaum’s 2010 target cash bonus, paid in the first quarter of 2011.

(25)	This amount represents the value at grant date of 26,786 performance-based shares. On December 9, 2010, Mr. Weichselbaum forfeited the entire grant of 26,786 performance-based shares and Mr. Weischelbaum was issued 13,393 performance-based shares. If the highest level of performance is achieved, the maximum amount payable pursuant to such shares would be $110,626 representing 140% of target.

(26)	This reflects the amount attributable to the Company’s match of Mr. Weichselbaum’s contribution to the Company’s 401(k) plan.

(27)	This amount includes (a) $73,500, which represents the value at grant date of 17,500 shares of time-based restricted stock and (b) $36,563, which represents the value at grant date of 8,125 shares of performance-based restricted stock. If the highest level of performance is achieved, the maximum amount payable pursuant to such shares would be $51,188, representing 140% of target. All 8,125 shares of performance-based restricted stock were forfeited on February 16, 2011.

(28)	This amount reflects the $14,580 attributable to the Company’s match of Mr. Mullins’ contribution to the Company’s 401(k) plan.

(29)	This amount includes (a) $78,832, which represents the value at grant date of 18,950 shares of time-based restricted stock and (b) $67,600, which represents the value at grant date of 16,250 shares of performance-based restricted stock. If the highest level of performance is achieved, the maximum amount payable pursuant to Mr. Mullins’ 16,250 performance-based shares would be $94,640, representing 140% of target. On February 11, 2010, Mr. Mullins forfeited the entire grant of 16,250 performance-based shares and Mr. Mullins was issued 8,125 performance-based shares, which were subsequently forfeited in the entirety on February 16, 2011.

(30)	This amount includes $2,243 attributable to the Company’s match of Mr. Mullins’ contribution to the Nonqualified Deferred Compensation Plan and the fee for an executive physical paid for by the Company.

(31)	This amount includes (i) $52,500, which represents the value at grant date of 12,500 shares of time-based restricted stock and (ii) $24,300, which represents the value at grant date of 5,400 shares of performance-based restricted stock. If the highest level of performance is achieved, the maximum amount payable pursuant to such shares would be $34,020, representing 140% of target. Mr. Camp’s grant of 5,400 performance-based shares was forfeited in its entirety on February 16, 2011.

(32)	This amount reflects the $13,890 amount attributable to the Company’s match of Mr. Camp’s contribution to the Company’s 401(k) plan and $4,776 for tax support relating to international operations paid by the company.

The Summary Compensation Table above quantifies the value of the various forms of compensation earned by the Named Executive Officers in fiscal years 2010, 2009 and 2008 respectively. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, non-equity incentive plan compensation and long-term equity incentive awards. We do not have employment agreements with any of our Named Executive Officers.

Based on the grant date fair value of equity awards granted to Named Executive Officers in 2010 and the base salary and cash incentive compensation of the Named Executive Officers, on average “Salary” accounted for approximately 45% of total compensation, non-equity incentive compensation accounted for approximately 25% and equity incentive compensation accounted for approximately 30% of the total compensation earned in 2010 to the Named Executive Officers. Named Executive Officers who were not employed by the Company for the entire fiscal year were excluded from this calculation.

Grants of Plan-Based Awards in the Fiscal Year Ended December 31, 2010

The following table shows all awards granted to each of the Named Executive Officers during the fiscal year ended December 31, 2010.

GRANTS OF PLAN-BASED AWARDS

									All Other	All Other
									Stock	Option		Grant
									Awards:	Awards:	Exercise	Date
			Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Fair Value
			Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	of Stock
			Plan Awards			Plan Awards(1)			Stock or	Underlying	Option	and
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)(2)	Awards(3)

Richard T. Riley	2/11/10	2/11/10	$0	$333,164	$483,088
	2/11/10	2/11/10				19,230	48,075	67,305				$216,338
	5/25/10	5/25/10							100,000			$426,000
	5/25/10	5/25/10								200,000	$4.26	$504,000

Ronald V. Waters III	2/11/10	2/11/10	$0	$122,674	$177,877
	2/11/10	2/11/10				11,540	28,850	40,390				$129,825
	3/8/10	3/8/10							50,000			$210,000
	3/8/10	3/8/10								200,000	$4.20	$527,960

Timothy P. O’Connor	2/11/10	2/11/10	$0	$142,500	$206,625
	2/11/10	2/11/10				4,330	10,825	15,155				$48,713
	3/8/10	3/8/10							25,000			$105,000
	3/8/10	3/8/10								65,000	$4.20	$171,587

Paul J. Weichselbaum	2/11/10	2/11/10	$0	$155,597	$225,615
	12/9/10	12/9/10				5,357	13,393	18,750				$79,019

Kevin M. Mullins	2/11/10	2/11/10	$0	$121,500	$176,175
	2/11/10	2/11/10				3,250	8,125	11,375				$36,563
	3/8/10	3/8/10							17,500			$73,500
	3/8/10	3/8/10								42,000	$4.20	$110,834

Thomas M. Camp	2/11/10	2/11/10	$0	$115,750	$167,838
	2/11/10	2/11/10				2,160	5,400	7,560				$24,300
	3/8/10	3/8/10							12,500			$52,500
	3/8/10	3/8/10								28,000	$4.20	$73,914

(1)	The amounts shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column, sub column “Threshold”, reflect the minimum percentage vesting of the performance-based restricted stock for meeting the minimum established threshold. Below the minimum threshold no performance-based restricted stock will vest. The amount shown in “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column, sub column “Maximum”, is 140% of the target amount listed in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column, sub column “Target”. These amounts are based on the executive officer’s performance-based restricted stock awards issued in February 2010, subject to Company-performance over a one-year period. These shares were forfeited in their entirety on February 16, 2011.

(2)	In accordance with the 2008 Plan, the exercise price of the stock option awards is equal to the closing price of our Common Stock as reported by The NASDAQ Global Select Market on the date of grant.

(3)	The amounts included in the column “Grant Date Fair Value of Stock Option Awards” reflect the aggregate grant date fair value of option awards in accordance with FASB ASC Topic 718, pursuant to the 2008 Plan. These options are non-qualified stock options issued under the 2008 Plan and represent the right to purchase shares of Common Stock at a fixed price per share (the fair market value of the shares of Common Stock underlying the options as of the grant date).

The amounts shown in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column, sub column “Target”, reflect the target payment level of annual incentive cash compensation under the Company’s Annual Incentive Plan. Annual cash incentive compensation is determined based on objective performance criteria approved in advance by the Compensation Committee relating to: (a) the Company’s (and/or an applicable business unit, division, or function’s) actual performance, including financial performance measures against our corporate revenue, operating profit and, as applicable, a particular business unit’s revenue and operating profit; and (b) individual performance, which includes goals relating to strategic business objectives and professional growth and development. Annual incentive cash compensation targets for executive officers range from 40% to 60% of their respective base salary as a result of market benchmarking and internal alignment. For most executive officers, in 2010, the Company’s or business units performance was weighted approximately 80% and individual performance was weighted approximately 20%, depending upon the individual executive officer and his role and responsibilities. For our Executive Chairman, President and

Chief Executive Officer, the Company’s performance was weighted 90% and individual performance was weighted 10%.

In 2010, satisfaction of the individual performance portion was determined based upon the achievement of strategic individual goals established by the Compensation Committee at the beginning of the performance period, while the Company performance portion was determined based on revenue and EBITDA targets, which are based upon our annual budget and business plan. Each year, the possible payout to executive officers resulting from the Company’s performance ranges from a minimum of 0% to a maximum of 140%, while the possible payout relating to satisfaction of individual goals ranges from 0% to 100%.

Historically, the individual performance portion and each of the Company performance portions of annual cash incentive compensation were calculated independently of one another to determine the actual payout under the Annual Incentive Plan. However, in February 2009 and 2010, the Compensation Committee tied the maximum percentage of payout for satisfaction of individual performance criteria to that of the corresponding percentage payout resulting from the Company’s performance, as reflected in the percentage satisfaction of the revenue and EBITDA targets.

In determining actual payments under the Annual Incentive Plan, the Compensation Committee applies a formulaic adjustment to the established target based on the Company’s relative percentage of goal achievement. No annual cash incentive compensation is paid pursuant to a particular Company performance goal if achievement of that specific goal is below 70%. There are incremental increases in pay out for each incremental percent of achievement above the 70% threshold with respect to each applicable Company performance target. Upon achievement of the 70% threshold, 30% of the target cash incentive will be paid, at 100% achievement, the full target cash incentive will be paid and at 115% or more achievement, 145% of the target cash incentive will be paid, which represents the maximum possible payout.

Notwithstanding the foregoing, the Compensation Committee retains negative discretion with respect to payments under the Annual Incentive Plan, which permits the Compensation Committee to lower, but not increase, the actual payouts under the Annual Incentive Plan.

Outstanding Equity Awards at December 31, 2010

The following table sets forth information with respect to the Named Executive Officers concerning unexercised stock options, unvested stock awards and equity incentive plan awards as of December 31, 2010, and the value of unvested stock and unearned shares that have not vested as of the end of the fiscal year ended December 31, 2010.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

		Option Awards(1)					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market
				Equity					Number	or Payout
				Incentive			Number		of	Value of
				Plan			of	Market	Unearned	Unearned
		Number		Awards:			Shares	Value of	Shares,	Shares,
		of	Number of	Number of			or Units	Shares or	Units or	Units or
		Securities	Securities	Securities			of Stock	Units of	Other	Other
		Underlying	Underlying	Underlying			That	Stock	Rights	Rights
		Unexercised	Unexercised	Unexercised	Option		Have	That	That	That
		Options	Options	Unearned	Exercise	Option	Not	Have Not	Have Not	Have Not
		(#)	(#)	Options	Price	Expiration	Vested(4)	Vested	Vested(5)	Vested
Name	Grant Date	Exercisable(2)	Unexercisable(3)	(#)	($)	Date	(#)	($)	(#)	($)

Richard T. Riley	2/1/2005	40,000			$14.26	2/1/2015
	2/24/2006	5,200			$22.18	2/24/2013
	12/4/2006	50,000			$15.25	12/3/2013
	2/26/2007	22,500	7,500		$19.88	2/26/2014
	5/23/2008	32,250	32,250		$10.14	2/25/2015	19,750	$127,585
	2/23/2009	59,150	177,450		$4.16	2/23/2016
	2/11/2010								48,075 (6)	$310,565
	5/25/2010		200,000		$4.26	5/26/2017	100,000	$646,000

Ronald V. Waters III	2/26/2007	37,500			$19.88	2/26/2014
	5/23/2008	22,575			$10.14	2/25/2015
	12/11/2008	105,238			$4.91	12/11/2015
	2/11/2010								28,850 (6)	$186,371

Timothy P. O’Connor	11/24/2008	34,768	34,768		$3.73	11/24/2015	28,150	$181,849
	2/11/2010								10,825 (6)	$69,390
	3/8/2010		65,000		$4.20	3/9/2017	25,000	$161,500

Paul J. Weichselbaum	11/2/2009	11,517	34,551		$4.20	11/1/2016	31,250	$201,875
	12/9/2010					12/9/2017			13,393	$86,519

Kevin M. Mullins	5/30/2001	5,000			$5.70	5/30/2011
	2/25/2002	20,000			$5.38	2/25/2012
	2/25/2003	12,500			$5.23	2/25/2013
	3/03/2004	10,000			$8.10	3/3/2014
	3/10/2005	10,000			$14.17	3/10/2015
	2/24/2006	2,600			$22.18	2/24/2013
	2/26/2007	2,925	975		$19.88	2/26/2014
	5/23/2008	6,450	6,450		$10.14	2/25/2015	3,950	$25,517
	2/23/2009	11,650	34,950		$4.16	2/23/2016	18,950	$122,417
	2/11/2010								8,125 (6)	$52,488
	3/8/2010		42,000		$4.20	3/9/2017	17,500	113,050

Thomas M. Camp	2/25/2003	30,000			$5.23	2/25/2013
	3/3/2004	10,000			$8.10	3/3/2014
	3/10/2005	10,000			$14.17	3/10/2015
	2/24/2006	2,600			$22.18	2/24/2013
	2/26/2007	2,475	825		$19.88	2/26/2014
	5/23/2008	4,850	4,850		$10.14	2/25/2015	2,950	19,057
	2/23/2009	7,762	23,288		$4.16	2/23/2016	12,600	81,396
	2/11/2010								5,400 (6)	$34,884

	3/8/2010		28,000		$4.20	3/9/2017	12,500	80,750

(1)	All non-qualified options vest in four equal annual installments beginning on the first anniversary date of the date of grant, except that all 2010 grants vest in three year equal annual installments beginning on the first anniversary of the date of grant.

(2)	Each outstanding stock option granted that is currently vested and exercisable is listed in this column. These stock options vest ratably on the first four anniversaries of the date of grant, unless otherwise stated.

(3)	Each outstanding stock option that is not yet vested and exercisable is listed in this column.

(4)	The shares in this column represent time-based restricted stock that, as of December 31, 2010, had not yet vested. The corresponding market values are based on the closing price, $6.46, of the Company’s stock on December 31, 2010. These time-based restricted stock awards vest on the third anniversary of the date of grant.

(5)	The shares in this column represent performance-based restricted stock that, as of December 31, 2010, had not yet vested. The corresponding market values are based on the closing price, $6.46, of the Company’s stock on December 31, 2010. Unless otherwise stated, these performance-based restricted stock awards vest on the date the Company issues its Earnings Release for the period covering the second year of the two year measuring period, if the Company’s financial performance meets pre-defined, aggregate operating income targets for such two year period.

(6)	This performance-based restricted stock award was forfeited in its entirety on February 16, 2011 for failure to achieve the specified EBITDA target for 2010.

Option Exercises and Stock Vested Table

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR ENDED DECEMBER 31, 2010

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Richard T. Riley	—	—	10,500	$44,310
Ronald V. Waters III	—	—	80,826 (1)	$499,736
Timothy P. O’Connor	—	—	40,000	$236,000
Paul J. Weichselbaum	—	—	0	$0
Kevin M. Mullins	—	—	2,650	$11,183
Thomas M. Camp	—	—	2,250	$9,495

(1)	This amount includes 10,000, 13,800 and 57,026 time-based restricted shares, which represents the amount of time-based restricted stock awards granted on February 26, 2007, May 23, 2008 and December 11, 2008 respectively. The 10,000 shares granted on February 26, 2007 vested on February 26, 2010. The two other awards vested on December 31, 2010 pursuant to the terms of Mr. Waters’ retirement agreement.

Nonqualified Deferred Compensation Plans

NONQUALIFIED DEFERRED COMPENSATION TABLE

			Aggregate		Aggregate
	Executive	Company	Earnings		Balance
	Contributions	Contributions	in Last	Aggregate	at Last
	in Last Fiscal	in Last Fiscal	Fiscal	Withdrawals/	Fiscal Year
	Year	Year	Year	Distributions	End
Name	($)(1)	($)	($)	($)	($)

Richard T. Riley	$0	$0	$1,409	$310,149	$28,315
Ronald V. Waters III	$3,370	$0	$10,532	$116,386	$0
Timothy P. O’Connor	$0	$0	$0	$0	$0
Paul J. Weichselbaum	$0	$0	$0	$0	$0
Kevin M. Mullins	$14,580	$0	$5,294	$13,271	$55,238
Thomas M. Camp	$801	$0	$7,440	$0	$69,709

(1)	All of the amounts reported in this column have been included as “Salary” or “Non-Equity Incentive Plan Compensation”, as appropriate, in the Summary Compensation Table appearing on page 22 of this proxy statement.

Under the Company’s Nonqualified Deferred Compensation Plan, executive officers and certain key employees of the Company may defer up to 50% of annual salary and 100% of annual incentive cash compensation which is payable upon termination of employment with the Company, death, disability or retirement or as an in-service withdrawal after a minimum deferral period of three years. The Company’s matching contributions under the plan are discretionary. As of March 2009, the Company suspended matching contributions under the Plan. Prior to the suspension of the matches, the Company matched 100% of a participant’s contributions up to a maximum of 6% of total cash compensation for executives with five years or more of service and 50% of contributions up to a maximum of 6% for executives with fewer than five years of service. Each year’s matching contributions (and associated earnings) cliff vest after three years, or on the death or disability of the executive officer or upon a change in control of the Company.

Each participating executive officer may request that the deferred amounts be allocated among several available investment options established and offered by us, subject to approval by the Compensation Committee. These investment options provide market rates of return and are not subsidized by the Company. The benefit payable under the plan to a participant following termination of employment is equal to the applicable deferred and matching amounts, plus or minus any earnings or losses attributable to the investment of such deferred amounts.

We have established a trust for the benefit of participants in the Nonqualified Deferred Compensation Plan. Pursuant to the terms of the trust, as soon as possible after any deferred amounts have been withheld from a plan participant, we will contribute such deferred amounts to the trust to be held for the benefit of the participant in accordance with the terms of the Plan and the trust. However, the assets in the trust will become available to our creditors if we become insolvent or bankrupt. If the funds in the trust are insufficient to pay amounts due under the Plan to a participant, we remain obligated to pay any deficiency.

Retirement payouts upon an executive officer’s retirement from the Company are payable either in a lump-sum payment or in annual installments over a period of up to ten years. In-service payouts are payable either in a lump sum or substantially equal annual installments over a period of five years. Upon death, disability or termination of employment, all amounts shall be paid in a lump-sum payment as soon as administratively feasible except for certain key employees for which distributions shall not be made until after six months from the date of termination.

Change-in-Control Agreements

We have entered into double trigger change-in-control agreements with Richard T. Riley, Timothy P. O’Connor, Paul J. Weichselbaum, Kevin M. Mullins, Thomas M. Camp and certain other executive officers. A double trigger change-in-control agreement requires both a change-in-control and a termination of employment either (a) involuntarily, other than for cause, death, disability or the sale of the business or (b) voluntarily for good reason. The change-in-control agreement between the Company and Ronald V. Waters terminated on his retirement in May 2010.

For purposes of the change-in-control agreements, a change-in-control is deemed to occur if: (i) any person becomes the beneficial owner of 50% or more of the Company’s then outstanding stock; (ii) the directors who currently constitute our Board cease for any reason to constitute at least a majority of the Board; or (iii) there is a consummation of any transaction contemplated by a resolution of the Board approving an agreement of consolidation of the Company with, or a merger into, another corporation or business, unless following the consolidation or merger more than 50% of the outstanding voting securities are then beneficially owned by all or substantially all of the same individuals or entities who held such shares immediately before the consolidation or merger.

The Compensation Committee views the potential lump-sum cash payments for an involuntary termination without cause, or a voluntary termination with good reason, following a change-in-control of the Company, as reasonable and appropriate for the executive officers, as the process of matching high level senior executives to appropriate new positions may take a significant amount of time. A tax “gross-up” provision applies to Mr. Riley in the event of a change-in-control of the Company. In the Compensation Committee’s view, the tax “gross-up” is an appropriate method for us to protect such executive officer from the punitive effects of a 20% excise tax levied by the federal income tax laws on certain income paid to such executive officer in such circumstances.

With respect to Mr. Riley, if, within 90 days before or 12 months after a change-in-control of the Company, such Named Executive Officer’s employment is terminated (a) by us other than for cause, disability or retirement or (b) by the Named Executive Officer, for good reason (as defined below), we have agreed to, in addition to salary, benefits and awards accrued through the date of termination:

•	Pay him an amount equal to three times the sum of (a) his base salary on the date of the change-in-control and (b) the highest of his target bonus for the year or the actual bonus paid during either of the prior two years;

•	Provide him with benefits under all employee medical, prescription drug and dental plans, or equivalent benefits, for up to 36 months following such termination; and

•	Provide a tax “gross-up” payment sufficient to compensate him for the amount of any excise tax imposed under Section 4999 of the Code, and for any taxes imposed on such additional payment; provided, however, that we will not pay any such “gross-up” amount unless the sum of the payments received by Mr. Riley exceeds the amounts permitted by Section 280G(b)(3) of the Code by more than $50,000.

In Mr. Riley’s change-in-control agreement, “good reason” is defined as termination based on (a) a material and adverse change in his status or position as an officer or management employee of the Company or the assignment of duties or responsibilities that are materially inconsistent with such status or position; (b) a reduction by the Company in his base salary; (c) the failure by the Company to continue any plan, other than any equity compensation plan, in which he was participating at the time of the change-in-control and other than as a result of the normal expiration of any such plan in accordance with its terms; (d) the Company’s requirement that he be based at an office more than 50 miles from his then current office; (e) the failure by the Company to obtain from any successor the assent to such change-in-control agreement; or (f) any purported termination that is not effected pursuant to the notice of termination requirements contained in the change-in-control agreement. good reason also includes termination of his employment with the Company after a change-in-control of the Company if either (1) he is no longer serving in the office held prior to the change in control, or (2) the surviving entity’s equity securities are not publicly-traded on an established securities market such as the New York Stock Exchange or the NASDAQ Global Select Market. In addition, a termination by him for any reason during the twelfth (12th) month following any change-in-control of the Company shall be deemed to be a termination for good reason under such change-in-control agreements.

With respect to the other Named Executive Officers who are currently party to change-in-control agreements, namely, Mr. O’Connor, Mr. Weichselbaum, Mr. Mullins and Mr. Camp if, within 90 days before or 12 months after a change-in-control of the Company, such Named Executive Officer’s employment is terminated (a) by us other than for cause, disability or retirement or (b) by the Named Executive Officer, for good reason (as defined below), we have agreed to, in addition to salary, benefits and awards accrued through the date of termination:

•	Pay the Named Executive Officer an amount equal to 1.5 times the sum of (a) his base salary on the date of the change-in-control, and (b) the highest of his target bonus for the year or actual bonus paid during either of the prior two years; and

•	Provide such Named Executive Officer with benefits under all employee medical, prescription drug and dental plans, or equivalent benefits, for up to 24 months following such termination.

For purposes of the change-in control agreements for Mr. O’Connor Mr. Weichselbaum, Mr. Mullins and Mr. Camp, “good reason” is defined as termination based on (a) a material and adverse change in the individual’s status or position as an officer or management employee of the Company or the assignment of duties or responsibilities that are materially inconsistent with such status or position; (b) a reduction by the Company in an individual’s base salary; (c) the failure by the Company to continue any plan, other than any equity compensation plan, in which the individual was participating at the time of the change-in-control and other than as a result of the normal expiration of any such plan in accordance with its terms; (d) the Company’s requirement that the individual be based at an office more than 50 miles from the individual’s then current office; (e) the failure by the Company to obtain from any successor the assent to such change in control agreement; or (f) any purported termination which is not effected pursuant to the notice of termination requirements contained in the change-in-control agreement.

Under the change-in-control agreements with each Named Executive Officer, we have further agreed to:

•	Pay 50% of any payment due in a lump sum as soon as practicable after the change-in-control and 1/36th of the remaining 50% of such payment on a regularly-scheduled monthly pay date with a final lump sum payment of the unpaid balance to be paid no later than March 15 of the year following the calendar year in which the change-in-control occurs, in all cases subject to any modifications necessary to avoid adverse tax consequences under Section 409A of the Code;

•	Provide automatic vesting of (a) all Company contributions to the Nonqualified Deferred Compensation Plan and (b) all outstanding equity awards including stock options and restricted stock awards, including any performance-based restricted stock awards; and

•	Reimburse legal fees and any expenses incurred in enforcement of the Named Executive Officer’s rights under the change-in-control agreement.

Pursuant to the agreements, the Named Executive Officers shall not at any time communicate or disclose to any unauthorized persons any of our proprietary processes or other confidential information concerning the business, products, suppliers or customers which, if disclosed, would have a material adverse effect upon our business or operations.

The chart below summarizes the total payments and provision of benefits that would have been payable to the Named Executive Officers if a change-in-control had occurred on December 31, 2010:

CHANGE IN CONTROL PAYMENTS

			Accelerated
		Accelerated	Vesting of		Payment of
		Vesting of	Deferred	Medical/	Excise Tax
	Salary/	Equity	Compensation	Dental	and
Name	Bonus	Awards	Plan Match	Benefits(1)	Gross-Up	Total

Richard T. Riley	$2,760,001	$767,457	$0	$33,658	$1,446,249	$5,007,366

Timothy P. O’Connor	$641,250	$198,403	$0	$23,426	$0	$863,079

Paul J. Weichselbaum	$731,250	$165,829	$0	$22,635	$0	$919,713

Kevin M. Mullins	$546,750	$148,346	$0	$22,481	$0	$717,577

Thomas M. Camp	$520,875	$100,412	$202	$22,482	$0	$643,972

(1)	Consists of the present value of current medical and dental insurance coverage based upon the type of coverage the Company carried for the Named Executive Officer as of January 1, 2011 and using the premiums in effect on January 1, 2011.

COMPENSATION OF DIRECTORS

The following table and notes present the compensation earned by directors in the fiscal year ended December 31, 2010:

DIRECTOR COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2010

	Fees
	Earned			Non-Equity
	or Paid in	Stock	Option	Incentive Plan	All Other
	Cash	Awards	Awards	Compensation	Compensation	Total
Name(1)	($)	($)(2)	($)(3)	($)	($)(4)	($)

Harvey Rosenthal	$47,500	$63,900	$0	$0	$5,000	$116,400
Robert J. Murray	$47,500	$63,900	$0	$0	$5,000	$116,400
Rory J. Cowan	$40,000	$63,900	$0	$0	$0	$103,900
John H. MacKinnon	$50,000	$63,900	$0	$0	$5,000	$118,900
Robert L. Rewey	$45,000	$63,900	$0	$0	$5,000	$113,900
Maria Renna Sharpe(5)	$23,000	$63,900	$0	$0	$3,200	$90,100

(1)	Richard T. Riley and Ronald V. Waters III, are not included in this table as each was compensated as an employee of the Company and thus received no compensation for his respective services as a director in 2010. The compensation received by Mr. Riley and Mr. Waters as an employee is shown in the Summary Compensation Table on page 22.

(2)	The amount in the “Stock Awards” column reflects the aggregate grant date fair value of stock awards in accordance with FASB ASC topic 718, pursuant to the 2008 Plan. Each non-employee director was granted 15,000 shares of restricted stock on May 25, 2010 pursuant to the terms of the 2008 Plan. The grant date fair value of such award was $4.26 per share, using the May 25, 2010 closing price of the Company’s Common Stock on the NASDAQ Global Select Market. As of December 31, 2010, each director named in the Director Compensation Table owned the following number of shares: Rory J. Cowan 42,747; Robert Murray 106,960; John H. MacKinnon 56,960; Harvey Rosenthal 60,460; Robert L. Rewey 51,960; and Maria Renna Sharpe 21,282.

(3)	As of December 31, 2010, each director named in the Director Compensation Table owned the following number of options: Rory J. Cowan zero; Robert J. Murray 25,000; John H. MacKinnon 25,000; Harvey Rosenthal 25,000; Robert L. Rewey 7,500; and Maria Renna Sharpe zero.

(4)	This amount represents the Company match for each director’s charitable contribution.

(5)	Ms. Sharpe tendered her resignation from the Board of Directors and all associated Committees with an effective date of September 13, 2010. The Board accepted such resignation, with an effective date of September 15, 2010.

On February 11, 2011, the Board elected Marcia J. Hooper and Gary E. Dilts as Directors of the Company, effective as of February 22, 2011. Ms. Hooper and Mr. Dilts received a pro rata (from February 22, 2011) portion of the annual cash and equity grant pursuant to the Company’s Board Compensation arrangements described below.

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by us of members of the Board.

Effective May 20, 2009, each non-employee director received an annual fixed fee retainer of $40,000, payable quarterly. Directors also receive restricted stock awards, as described below, and are eligible to participate in our charitable gift matching program up to $5,000 in the aggregate per year. Robert J. Murray has been designated as the Lead Director to chair and lead meetings limited to independent directors. The Chairperson of the Nominating/Corporate Governance Committee receives an annual stipend of $5,000. The Lead Director and the Chairperson of the Compensation Committee each receive an annual stipend of $7,500. The Chairperson of the Audit Committee receives an annual stipend of $10,000. Directors are reimbursed for reasonable out of pocket travel, hotel and incidental expenses for each Board meeting attended. Annual cash and equity compensation is prorated for new directors taking office in between annual shareholder meeting dates.

Consistent with past practice, on the third business day following an annual meeting of shareholders, each eligible non-employee director elected or re-elected at such meeting receives an annual grant of $80,000 (rounded to the nearest whole number of shares) in value based on the fair market value of our Common Stock on the date of grant (as defined in the 2008 Plan) of restricted stock subject to forfeiture and restrictions on transfer which lapse after two years; provided, however, that such award is limited to a maximum of 15,000 shares of the Company’s Common Stock on such date. Such grants of restricted stock were made to each non-employee director elected or re-elected at our annual meeting of shareholders held on May 20, 2010. In 2010, each eligible non-employee director received shares of restricted stock equal to a value of $63,900. Any non-employee director elected other than at the annual meeting of shareholders is granted such restricted stock on a pro-rated basis.

Similar to executive officers, directors are subject to a minimum share ownership requirement. Within two years after joining our Board, each director is required to directly own a minimum of 5,000 shares of the Company’s Common Stock. All of our directors that have served with the Company for more than two years have satisfied this equity ownership requirement.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of John H. MacKinnon (Chairperson), Harvey Rosenthal and Rory J. Cowan, who are independent directors, as defined by applicable SEC and the NASDAQ Global Select Market rules, and operates under a written charter adopted by the Board.

The Audit Committee has reviewed and discussed with management the audited consolidated financial statements for the fiscal year ended December 31, 2010. The Audit Committee has discussed with KPMG LLP, the independent registered public accounting firm, or the independent auditors, the matters required to be discussed by SAS No. 61, “Communications with Audit Committees,” as amended and adopted, by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has reviewed the Company’s auditing and accounting principles and practices, periodically discussed with management, internal audit and the independent auditors major financial risk exposures and the quality and adequacy of the Company’s internal controls and reviewed and reassessed the adequacy of its charter.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with KPMG LLP that firm’s independence. The Audit Committee has reviewed the independent auditors’ fees for audit and non-audit services for the fiscal year ended December 31, 2010 and has considered whether the provision of non-audit services are compatible with maintaining the independent auditors’ independence prior to pre-approving such services. Based on the above, the Audit Committee has concluded that the provision of non-audit services is compatible with maintaining the independent auditors’ independence at this time.

Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

The foregoing has been furnished by the Audit Committee:

John H. MacKinnon (Chairperson)
Harvey Rosenthal
Rory J. Cowan

AUDITORS

Audit Fees

The fees for services provided by KPMG LLP to the Company in the last fiscal year (since March 30, 2010) and the fees for services provided by Deloitte & Touche LLP, or Deloitte, for 2009 and part of 2010, were as follows:

	2010	2010	2009
	KMPG LLP	Deloitte	Deloitte

Audit Fees	$523,400	$21,107	$626,568
Audit-Related Fees	$—	$13,100	$67,500
Tax Fees	$—	$44,554	$154,106
All Other Fees	$—	$—	$5,500

Total Fees	$523,400	$78,761	$853,674

Audit Fees.  These fees are comprised of professional services rendered in connection with the integrated audit of our consolidated financial statements and effectiveness of internal control over financial reporting for the Company’s Annual Report on Form 10-K, the review of our quarterly consolidated financial statements for our quarterly reports on Form 10-Q and international subsidiary statutory audits. Audit fees also include consents for other SEC filings.

Audit-Related Fees.  These fees comprise of professional services rendered in 2010 related to the transition from Deloitte to KPMG LLP and in 2009 in connection with the review of comment letters received from the SEC.

Tax Fees.  Fees for tax services consisted of tax compliance services and tax planning and advice services.

Fees for tax compliance services totaled $35,254 and $83,331 in 2010 and 2009, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings and consisted of (a) federal, state and local income tax return assistance, (b) sales and use, property and other tax return assistance and (c) assistance with tax audits and appeals.

Fees for tax planning and advice services totaled $9,300 and $70,775 in 2010 and 2009, respectively. Tax planning and advice are services rendered with respect to proposed transactions or the structuring of a particular transaction to maximize tax benefits. Such services consisted of tax advice related to (a) structuring acquisitions and investments, (b) certain internal legal restructuring actions and other intra-group restructuring actions and (c) other miscellaneous consultations.

All Other Fees.  Fees associated with our Registration Statements on Form S-8 relating to our 2008 Plan totaled $0 and $5,500 in 2010 and 2009, respectively.

Audit Committee Pre-Approved Services

The Board recognizes the importance of maintaining the independence and objective viewpoint of the independent auditors. The Board also recognizes that the independent auditors possess a unique knowledge of the Company, and can provide necessary and valuable services to us in addition to the annual audit. The Board has adopted guidelines and procedures to be followed by us when retaining the independent auditors to perform audit and non-audit services. Under the policy, all services provided by the independent auditors, both audit and non-audit, must be pre-approved by the Audit Committee in order to assure that the provision of such services does not impair the independent auditors’ independence. Pre-approved fee levels for all services to be provided by the independent auditors are also established by the Audit Committee and any proposed services exceeding these levels require specific pre-approval by the Audit Committee. The Audit Committee may delegate approval authority to one or more of designated members of the Audit Committee. The Audit

Committee will not delegate its responsibilities to approve services performed by the independent auditors to management.

Change in Independent Registered Public Accounting Firm

On March 30, 2010, the Audit Committee approved the dismissal of Deloitte as the Company’s independent registered public accounting firm.

Deloitte’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2008 and 2009 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2008 and 2009 and the subsequent period through the date of Deloitte’s dismissal, the Company had (a) no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its report for such years and (b) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Company provided Deloitte a copy of these disclosures when made on our Current Report on Form 8-K, filed with the SEC, on April 2, 2010, prior to filing and requested Deloitte furnish the Company with a letter addressed to the SEC stating whether or not Deloitte agreed with such statements. Deloitte supplied such letter confirming their agreement with the disclosures. A copy of this letter, dated April 2, 2010, is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K, filed on April 2, 2010.

Also on March 30, 2010, the Audit Committee approved the appointment of KPMG LLP as the Company’s new independent registered public accounting firm for the fiscal year ending December 31, 2010. During the fiscal years ended December 31, 2008 and 2009, and through the date of the engagement of KPMG LLP, neither the Company nor anyone acting on its behalf consulted with KPMG LLP regarding any of the matters or events described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

All services for the periods presented above for which we engaged the independent auditors were pre-approved by the Audit Committee. The total fees paid to KPMG LLP and Deloitte, for services are set forth in the table above.

POLICY GOVERNING RELATED PERSON TRANSACTIONS

In recognition of the fact that transactions involving related persons can present potential or actual conflicts of interest or create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders, the Board has adopted a written policy, which provides for the review and approval (or, if completed, ratification, cancellation or annulment) by the Audit Committee of all transactions involving the Company in which a related person is known to have a direct or indirect interest, including transactions required to be reported under paragraph (a) of Item 404 of Regulation S-K promulgated by the SEC. For purposes of this policy, a related person includes: (a) any director or executive officer of the Company or a nominee to become a director of the Company, (b) any known beneficial owner of more than 5% of any class of the Company’s voting securities, or (c) any immediate family member of any of the foregoing. Such transactions may be pursued only if the Audit Committee believes, after considering the matter in good faith that they are in, or are not inconsistent with, the best interests of the Company and its shareholders.

A copy of our Related Person Transaction Policies and Procedures is available on our website at www.lojack.com under the heading “Investor Relations.”

We did not have any related person transactions during 2010.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides a summary, as of December 31, 2010, of shares of Common Stock reserved for issuance pursuant to all of the Company’s current equity compensation plans (the 2003 Plan and the 2008 Plan).

		Weighted-Average	Number of Securities Remaining
	Number of Securities to	Exercise Price of	Available for Future Issuance
	be Issued Upon Exercise	Outstanding	Under Equity Compensation
	of Outstanding Options,	Options, Warrants	Plans (Excluding Securities
Plan Category	Warrants and Rights	and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,261,565	$7.28	1,878,789
Equity compensation plans not approved by security holders	—	—	—
Total	2,261,565	$7.28	1,878,789

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT SHAREHOLDERS

The following table sets forth certain information as of March 17, 2011, with respect to the voting securities of the Company beneficially owned by: (a) any person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s Common Stock, (b) each director or director nominee of the Company, (c) each of the Named Executive Officers and (d) all directors, director nominees and executive officers of the Company as a group. A person is deemed to be the beneficial owner of voting securities of the Company if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of such securities within sixty days of March 17, 2011, defined as Currently Exercisable Options for purposes of the table and footnotes below. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose of or direct the disposition of shares. Except as provided in the table or the notes thereto, each person named has sole voting and investment power with respect to the shares listed as being beneficially owned by such person, and has a mailing address c/o LoJack Corporation, 200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts 02090.

	Amount
	And Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership		of Class

Buckhead Capital Management LLC 3330 Cumberland Blvd Suite 650 Atlanta, GA 30339	1,290,390	(1)	7.00%
BlackRock, Inc 40 East 52nd Street New York, NY 10022	957,786	(2)	5.20%
Richard T. Riley	617,673	(3)	3.35%
Kevin M. Mullins	185,635	(4)	1.01%
Ronald V. Waters III	165,313	(5)	*
Timothy P. O’Connor	162,881	(6)	*
Thomas M. Camp	144,850	(7)	*
Robert J. Murray	131,960	(8)	*
Paul J. Weichselbaum	88,655	(9)	*
Harvey Rosenthal	85,460	(10)	*
John H. MacKinnon	81,960	(11)	*
Robert L. Rewey	51,960	(12)	*
Rory J. Cowan	42,747		*
Marcia J. Hooper	3,467		*
Gary E. Dilts	3,467		*
All Executive officers and directors as a group (14 people)	1,814,259		9.85%

*	Less than 1% of the outstanding Common Stock as of March 17, 2011.

(1)	According to a Schedule 13G, filed with the SEC on February 15, 2011, Buckhead Capital Management LLC and its affiliates collectively beneficially own an aggregate of 1,290,390 shares and exercise sole voting and dispositive power with respect to 1,290,390 shares.

(2)	According to a Schedule 13G, filed with the SEC on February 7, 2011, BlackRock, Inc. beneficially owns an aggregate of 957,786 shares and exercises sole voting and dispositive power with respect to 957,786 shares.

(3)	Includes 15,000 shares held in the name of Mr. Riley’s spouse and 291,875 shares issuable upon exercise of Currently Exercisable Options.

(4)	Includes 110,975 shares issuable upon exercise of Currently Exercisable Options.

(5)	Includes 165,313 shares issuable upon exercise of Currently Exercisable Options.

(6)	Includes 56,434 shares issuable upon exercise of Currently Exercisable Options.

(7)	Includes 88,033 shares issuable upon exercise of Currently Exercisable Options.

(8)	Includes 25,000 shares issuable upon exercise of Currently Exercisable Options.

(9)	Includes 11,517 shares issuable upon exercise of Currently Exercisable Options.

(10)	Includes 25,000 shares issuable upon exercise of Currently Exercisable Options.

(11)	Includes 17,360 shares held jointly with Mr. MacKinnon’s spouse and 25,000 shares issuable upon exercise of Currently Exercisable Options.

(12)	Includes 7,500 shares issuable upon exercise of Currently Exercisable Options, 5,000 shares held in a trust of which Mr. Rewey is a trustee and beneficiary and 3,000 shares held in a trust of which Mr. Rewey’s spouse is trustee and beneficiary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company to file with the SEC and the NASDAQ Global Select Market reports of beneficial ownership and changes in beneficial ownership of voting securities of the Company and to furnish copies of such reports to the Company. Based solely on a review of copies of such reports furnished to the Company during the fiscal year ended December 31, 2010 or written representations from certain persons furnished to the Company that no reports were required to be filed for those persons, the Company believes that all reports required to be filed and all transactions required to be disclosed by Section 16(a) of the Exchange Act were filed or disclosed in a timely fashion during the fiscal year ended December 31, 2010.

SHAREHOLDER COMMUNICATIONS

The Nominating/Corporate Governance Committee and other non-management directors will receive and consider communications from interested parties who wish to make their concerns known to non-management directors or the Board as a whole. Such communications may be addressed to the Company, c/o Secretary, 200 Lowder Brook Drive, Suite 1000, Westwood, MA 02090. The Nominating/Corporate Governance Committee shall receive these communications from the Secretary, and such communications shall not be screened prior to review by the Nominating/Corporate Governance Committee. Any communications addressed to individual directors or other committees of the Board shall be delivered to the addressees promptly following the receipt of such notice.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be included in the Company’s 2011 proxy statement relating to the Company’s 2012 annual meeting of shareholders must be received at the executive offices of the Company not later than December 9, 2011, and must otherwise satisfy the conditions established by the SEC and by the Company’s Bylaws in order to be considered for inclusion in the Company’s proxy statement and proxy for that meeting. Proposals by shareholders intended for presentation at the 2012 annual meeting, but not intended to be included in the Company’s proxy statement for that meeting, must be received at the executive offices of the Company no earlier than January 12, 2012 and no later than February 20, 2012 and must otherwise satisfy the conditions established by the SEC and by the Company’s Bylaws. Any proposal received before or after such dates will be considered untimely.

OTHER MATTERS

As of the date of this proxy statement, management of the Company knows of no matter not specifically described above as to any action which is expected to be taken at the Meeting. The persons named in the enclosed proxy, or their substitutes, will vote the proxies, insofar as the same are not limited to the contrary, in their best judgment, with regard to such other matters and the transaction of such other business as may properly be brought at the Meeting.

IMPORTANT

If your shares are held in your own name, please complete a proxy card over the Internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability that you received in the mail, or request, complete and return a proxy card today. If your shares are held in “street name,” you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. You may provide instructions to your bank, nominee or other institution over the Internet or by telephone if your broker, bank, nominee or other institution offers these options, or you may return a proxy card to your broker, bank, nominee or other institution and contact the person responsible for your account to ensure that a proxy is voted on your behalf.

PROXY

LOJACK CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

May 20, 2011

Important Notice of Internet Availability: The proxy materials for the LoJack Corporation Annual Meeting of Shareholders, including our Annual Report on Form 10-K and the Proxy Statement, are available over the Internet. To view the proxy materials or vote online or by telephone, please follow the instructions on the Notice of Internet Availability.

The undersigned shareholder of LoJack Corporation, a Massachusetts corporation, or the Company, hereby appoints Richard T. Riley, Kathleen P. Lundy and Timothy P. O’Connor (or any of them) as proxies for the undersigned, with full power of substitution in each of them, to vote all shares of the Company owned by the undersigned on March 17, 2011, at the Annual Meeting of Shareholders of LoJack Corporation, to be held on May 20, 2011, at 10:00 a.m., Eastern Daylight Savings Time, at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, Massachusetts 02109, and at any adjournment or postponement thereof, hereby revoking any proxy heretofore given, upon the matters and proposals set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement, dated April 8, 2011, copies of which have been received by the undersigned. The undersigned instructs such proxies to vote as follows:

The shares represented by this proxy will be voted as directed by the shareholder on the reverse side hereof. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all the nominees in Proposal 1, “FOR” the ratification of KPMG as the Company’s auditor for 2011 in Proposal 2, “FOR” the approval of executive officer compensation in Proposal 3 and to have a vote EVERY THREE YEARS on executive compensation in Proposal 4 and in the discretion of the proxies on such other business as may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE

LOJACK CORPORATION C/O AMERICAN STOCK TRANSFER & TRUST COMPANY 59 MAIDEN LANE NEW YORK, NY 10038
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Savings Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Savings Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to LoJack Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Please date, sign and mail your proxy card back as soon as possible.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
LOJACK CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING:
1.	Elect the following nominees as directors:

Vote on the election of directors	For	Against	Abstain
1a. Rory Cowan	☐	☐	☐
1b. Gary E. Dilts	☐	☐	☐
1c. Marcia J. Hooper	☐	☐	☐
1d. John H. MacKinnon	☐	☐	☐
1e. Robert J. Murray	☐	☐	☐
1f. Robert L. Rewey	☐	☐	☐
1g. Richard T. Riley	☐	☐	☐
1h. Harvey Rosenthal	☐	☐	☐

	For	Against	Abstain

2. Ratify the appointment of KPMG LLP as the registered public accounting firm of the Company for 2011.	☐	☐	☐

3. Consider and approve, by non-binding vote, the executive compensation of the Company’s Named Executive Officers.	☐	☐	☐

4. To recommend, by non-binding vote, the frequency of shareholders vote on Named Executive Officer compensation.
_______ 1 Year; _____ 2 Years; _____ 3 Years _____ Abstain

NOTE:	Sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If more than one name is shown, including in the case of joint owners, each party should sign.
PLEASE MARK, SIGN, DATE, AND RETURN IN THE ENCLOSED ENVELOPE.

For address change/comments, mark here. (See reverse for instructions.)		☐
Please indicate if you plan to attend this annual meeting.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTE:	In their discretion, act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.